Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of September 17, 2015

by and among

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

AS PARENT BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT AND ISSUING LENDER,

THE HUNTINGTON NATIONAL BANK,

AS SYNDICATION AGENT,

AND

KEYBANC CAPITAL MARKETS and THE HUNTINGTON NATIONAL BANK,

AS JOINT LEAD ARRANGERS AND BOOK MANAGERS

$325 MILLION SENIOR CREDIT FACILITY

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION.		2

	§1.1	Definitions	2
	§1.2	Rules of Interpretation.	36

§2.	THE CREDIT FACILITY.		37

	§2.1	Loans	37
	§2.2	Notes	37
	§2.3	Facility Unused Fee	38
	§2.4	Reduction and Termination of the Revolving Credit Commitments	38
	§2.5	Swing Loan Commitment.	39
	§2.6	Interest on Loans.	41
	§2.7	Requests for Revolving Credit Loans	42
	§2.8	Funds for Loans.	42
	§2.9	Use of Proceeds	43
	§2.10	Letters of Credit.	44
	§2.11	Increase in Total Commitment.	47
	§2.12	Extension of Maturity Date	49

§3.	REPAYMENT OF THE LOANS.		50

	§3.1	Stated Maturity	50
	§3.2	Mandatory Prepayments	50
	§3.3	Optional Prepayments.	51
	§3.4	Partial Prepayments	51
	§3.5	Effect of Prepayments	52

§4.	CERTAIN GENERAL PROVISIONS.		52

	§4.1	Conversion Options.	52
	§4.2	Fees	53
	§4.3	[Reserved.]	53
	§4.4	Funds for Payments.	53
	§4.5	Computations	56
	§4.6	Suspension of LIBOR Rate Loans	56
	§4.7	Illegality	57
	§4.8	Additional Interest	57
	§4.9	Additional Costs, Etc.	57
	§4.10	Capital Adequacy	58
	§4.11	Breakage Costs	59
	§4.12	Default Interest; Late Charge	59
	§4.13	Certificate	59
	§4.14	Limitation on Interest	59
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	60

§5.	COLLATERAL SECURITY.		60

	§5.1	Collateral	60

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	§5.2	Appraisals; Adjusted Value.	61
	§5.3	Addition of Collateral Properties	61
	§5.4	Release of Collateral Property	63
	§5.5	Additional Subsidiary Borrowers	63
	§5.6	Release of Certain Subsidiary Borrowers	64
	§5.7	Release of Collateral	64

§6.	REPRESENTATIONS AND WARRANTIES.		64

	§6.1	Corporate Authority, Etc.	64
	§6.2	Governmental Approvals	66
	§6.3	Title to Collateral Properties	66
	§6.4	Financial Statements	66
	§6.5	No Material Changes	66
	§6.6	Franchises, Patents, Copyrights, Etc.	66
	§6.7	Litigation	67
	§6.8	No Material Adverse Contracts, Etc.	67
	§6.9	Compliance with Other Instruments, Laws, Etc.	67
	§6.10	Tax Status	67
	§6.11	No Event of Default	68
	§6.12	Investment Company Act	68
	§6.13	Absence of UCC Financing Statements, Etc.	68
	§6.14	Setoff, Etc.	68
	§6.15	Reserved	68
	§6.16	Employee Benefit Plans	68
	§6.17	Disclosure	68
	§6.18	Trade Name; Place of Business	69
	§6.19	Regulations T, U and X	69
	§6.20	Environmental Compliance	69
	§6.21	Subsidiaries; Organizational Structure	70
	§6.22	Leases	71
	§6.23	Property	71
	§6.24	Brokers	72
	§6.25	Other Debt	72
	§6.26	Solvency	72
	§6.27	No Bankruptcy Filing	72
	§6.28	No Fraudulent Intent	72
	§6.29	Transaction in Best Interests of Loan Parties; Consideration	72
	§6.30	OFAC	73
	§6.31	REIT Status	73

§7.	AFFIRMATIVE COVENANTS.		73

	§7.1	Punctual Payment	73
	§7.2	Maintenance of Office	73
	§7.3	Records and Accounts	73
	§7.4	Financial Statements, Certificates and Information	74
	§7.5	Notices.	75
	§7.6	Existence; Maintenance of Properties.	77

	§7.7	Insurance; Condemnation.	77
	§7.8	Taxes; Liens	81
	§7.9	Inspection of Collateral Properties and Books	82
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	82
	§7.11	Further Assurances	83
	§7.12	Management	83
	§7.13	Leases of the Property	83
	§7.14	Business Operations	83
	§7.15	[Reserved]	83
	§7.16	Ownership of Real Estate	84
	§7.17	Distributions of Income to Parent Borrower.	84
	§7.18	Plan Assets	84
	§7.19	Parent Guarantor Covenants	84
	§7.20	Collateral Properties	84
	§7.21	Keepwell	84

§8.	NEGATIVE COVENANTS.		85

	§8.1	Restrictions on Indebtedness.	85
	§8.2	Restrictions on Liens, Etc.	87
	§8.3	Restrictions on Investments	90
	§8.4	Merger, Consolidation	91
	§8.5	[Reserved].	91
	§8.6	Compliance with Environmental Laws	91
	§8.7	[Reserved]	93
	§8.8	Asset Sales	93
	§8.9	Collateral Properties	93
	§8.10	Restriction on Prepayment of Indebtedness	93
	§8.11	Zoning and Contract Changes and Compliance	94
	§8.12	Derivatives Contracts	94
	§8.13	Transactions with Affiliates	94
	§8.14	Management Fees	94

§9.	FINANCIAL COVENANTS.		95

	§9.1	Maximum Consolidated Leverage Ratio	95
	§9.2	Minimum Consolidated Fixed Charge Coverage Ratio	95
	§9.3	Minimum Consolidated Tangible Net Worth	95
	§9.4	Maximum Distributions	95
	§9.5	Minimum Liquidity	96
	§9.6	Maximum Recourse Indebtedness	96
	§9.7	Maximum Unhedged Variable Rate Indebtedness	96
	§9.8	Collateral Properties	96
	§9.9	Business Assets of IRT	96

§10.	CLOSING CONDITIONS.		96

	§10.1	Loan Documents	96
	§10.2	Certified Copies of Organizational Documents	96
	§10.3	Resolutions	97

	§10.4	Incumbency Certificate; Authorized Signers	97
	§10.5	Opinion of Counsel	97
	§10.6	Payment of Fees	97
	§10.7	Insurance	97
	§10.8	Performance; No Default	97
	§10.9	Representations and Warranties	97
	§10.10	Proceedings and Documents	97
	§10.11	Eligible Real Estate Qualification Documents	98
	§10.12	Compliance Certificate	98
	§10.13	Appraisals	98
	§10.14	Consents	98
	§10.15	Acquisition.	98
	§10.16	Other	98

§11.	CONDITIONS TO ALL BORROWINGS.		98

	§11.1	Prior Conditions Satisfied	99
	§11.2	Representations True; No Default	99
	§11.3	Borrowing Documents	99
	§11.4	Future Advances Tax Payment	99

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		99

	§12.1	Events of Default and Acceleration	99
	§12.2	Certain Cure Periods	102
	§12.3	Termination of Commitments	102
	§12.4	Remedies	102
	§12.5	Distribution of Collateral Proceeds	103

§13.	SETOFF.		104

§14.	THE AGENT.		104

	§14.1	Authorization	104
	§14.2	Employees and Agents	104
	§14.3	No Liability	105
	§14.4	No Representations	105
	§14.5	Payments.	106
	§14.6	Holders of Notes	106
	§14.7	Indemnity	106
	§14.8	Agent as Lender	106
	§14.9	Resignation	106
	§14.10	Duties in the Case of Enforcement	107
	§14.11	Bankruptcy	108
	§14.12	Request for Agent Action	108
	§14.13	Reliance by Agent	108
	§14.14	Approvals	109
	§14.15	Borrowers Not Beneficiary	109
	§14.16	Defaulting Lenders.	109
	§14.17	Reliance on Hedge Provider	111

§15.	EXPENSES.		112

§16.	INDEMNIFICATION.		113

§17.	SURVIVAL OF COVENANTS, ETC.		113

§18.	ASSIGNMENT AND PARTICIPATION.		114

	§18.1	Conditions to Assignment by Lenders	114
	§18.2	Register	115
	§18.3	New Notes	115
	§18.4	Participations	115
	§18.5	Pledge by Lender	116
	§18.6	No Assignment by Loan Parties	116
	§18.7	Disclosure	116
	§18.8	Titled Agents	117
	§18.9	Amendments to Loan Documents	117

§19.	NOTICES.		117

§20.	RELATIONSHIP.		118

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.		118

§22.	HEADINGS.		119

§23.	COUNTERPARTS.		119

§24.	ENTIRE AGREEMENT, ETC.		119

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.		119

§26.	DEALINGS WITH THE LOAN PARTIES.		120

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		120

§28.	SEVERABILITY.		121

§29.	TIME OF THE ESSENCE.		121

§30.	NO UNWRITTEN AGREEMENTS.		121

§31.	REPLACEMENT NOTES.		122

§32.	NO THIRD PARTIES BENEFITED.		122

§33.	PATRIOT ACT.		122

§34.	[Reserved.]		122

§35.	JOINT AND SEVERAL LIABILITY.		123

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS.		123

	§36.1	Attorney-in-Fact	123
	§36.2	Accommodation	123
	§36.3	Waiver of Automatic or Supplemental Stay	123
	§36.4	Waiver of Defenses	123
	§36.5	Waiver	125

v

	§36.6	Subordination	126
	§36.7	Waiver of Rights Under Anti-Deficiency Rules	126
	§36.8	Further Waivers	127

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.		127

§38.	RECOURSE PROVISIONS		129

EXHIBITS AND SCHEDULES

Exhibit A-1	FORM OF REVOLVING CREDIT NOTE

Exhibit A-2	FORM OF TERM NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.1-A	DISQUALIFIED LENDERS

Schedule 1.1-B	SPECIFIED OWNERSHIP INTEREST PERCENTAGES

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 5.3	INITIAL COLLATERAL PROPERTIES/SPECIFIED POTENTIAL COLLATERAL TO BE ADDED AS COLLATERAL

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.20	ENVIRONMENTAL MATTERS

Schedule 6.21(a)	PARENT BORROWER SUBSIDIARIES

Schedule 6.23	PROPERTY CONDITION

Schedule 7.12	MANAGEMENT AGREEMENTS

Schedule 8.1	SPECIFIED INDEBTEDNESS

Schedule 8.14	MANAGEMENT FEES

Schedule 19	NOTICE ADDRESSES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of the 17th day of September, 2015, by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Parent Borrower”), the Subsidiary Borrowers party hereto from time to time, KEYBANK NATIONAL ASSOCIATION (together with any successor in interest, “KeyBank”), THE HUNTINGTON NATIONAL BANK (together with any successor in interest, “Huntington”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”) and as Issuing Lender, THE HUNTINGTON NATIONAL BANK, as Syndication Agent (“Syndication Agent”), and KEYBANC CAPITAL MARKETS and THE HUNTINGTON NATIONAL BANK, as Joint Lead Arranger and Joint Book Managers.

R E C I T A L S

WHEREAS, Borrowers have requested that Lenders provide a term loan facility and a revolving loan facility to Borrowers; and

WHEREAS, Agent and Lenders are willing to provide such term loan facility and revolving loan facility on and subject to the terms and conditions set forth herein; and

WHEREAS, Guarantor is willing to guaranty all of the Obligations of Borrowers pursuant to this Agreement and the other Loan Documents on the terms and conditions set forth in the Guaranty to which it is a party; and

WHEREAS, contemporaneously with the closing of the Facility (defined below), IRT (defined below) intends to acquire (the “Acquisition”) one hundred percent (100%) of the equity interests of Trade Street Residential, Inc. (the “Target”) pursuant to that certain Agreement and Plan of Merger dated as of May 11, 2015 (including the exhibits and schedules thereto, the “Acquisition Agreement”) entered into among IRT, Parent Borrower, Adventure Merger Sub LLC, a newly formed Delaware limited liability company wholly-owned by the Parent Borrower (“OP MergerSub”), IRT Limited Partner, LLC, a Delaware limited liability company wholly-owned by IRT (“IRT LP LLC”), the Target and Trade Street Operating Partnership, LP (the “Target OP”). In connection with the Acquisition, (a) OP MergerSub will merge with and into the Target OP, with the Target OP as the surviving entity of such merger (and the Target OP shall convert to a Delaware limited liability company and be renamed IR TS Op Co, LLC), (b) Target will merge with and into IRT LP LLC, with IRT LP LLC as the surviving entity of such merger, (c) as a result of the transactions described in (a) and (b) above, IRT will become the owner of the Target and indirect owner of the Target OP, with the Target’s stockholders receiving the aggregate amount of consideration set forth in the Acquisition Agreement, (c) the Borrower will obtain the Facility (as defined below) and the Specified Interim Term Loan Facility (as defined below), (d) certain existing indebtedness and commitments, the Huntington Bank Credit Facility (as defined below) and the Regions Bank Credit Facility (as defined below) shall be repaid in full and all commitments with respect thereto shall be terminated (collectively, the “Refinancing”) and (e) reasonable and documented fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Acquisition. As defined in the preamble hereto.

Acquisition Agreement. As defined in the preamble hereto.

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Borrower. Each additional Subsidiary of Parent Borrower which becomes a Subsidiary Borrower pursuant to §5.5.

Adjusted EBITDA. On any date of determination, Consolidated EBITDA less, with respect to Real Estate owned by any Person in the Consolidated Group, the Capital Expenditure Reserve, and, with respect to Real Estate owned by Non-Wholly Owned Subsidiaries, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.

Adjusted NOI. On any date of determination, the Property NOI for the most recent fiscal quarter, annualized, less, with respect to Real Estate owned by any Person in the Consolidated Group, the Capital Expenditure Reserve, and, with respect to Real Estate owned by Non-Wholly Owned Subsidiaries, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.

Affected Lender. See §4.15.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrowers and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.

Aggregate Credit Exposure. The aggregate Revolving Credit Exposure and Term Loan Exposure of all of the Lenders.

Agreement. This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Allocable Principal Balance. See §37(b).

Anti-Corruption Laws. All laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Applicable Contribution. See §37(d).

Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 45%	1.65%	0.65%

Pricing Level 2	Greater than 45% but less than or equal to 55%	1.85%	0.85%

Pricing Level 3	Greater than 55% but less than or equal to 60%	2.15%	1.15%

Pricing Level 4	Greater than 60% but less than or equal to 65%	2.25%	1.25%

Pricing Level 5	Greater than 65%	2.45%	1.45%

The Applicable Margin shall not be adjusted based upon such Consolidated Leverage Ratio, if at all, until first day of the next fiscal quarter following receipt of any updated Compliance Certificate. In the event that Parent Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Revolving Credit Loans shall be at Pricing Level 5 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such failure is cured, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the date of the next change in the Applicable Rate pursuant to the provisions hereof shall be determined based upon Pricing Level 5. The provisions of this definition shall be subject to §2.6(e).

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising multifamily properties selected by the Agent who is not an employee of any Borrower or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise reasonably acceptable to the Agent and the Required Lenders, as approved by the Agent, in their reasonable discretion, such approval not to be unreasonably withheld.

Appraised Value. The “as-is” appraised value of a Collateral Property (or Real Estate which will become a Collateral Property) determined by the applicable Appraisal of such Collateral Property (or Real Estate which will become a Collateral Property), obtained pursuant to this Agreement, as reasonably reviewed and approved by Agent and the Required Lenders.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. KeyBanc Capital Markets, The Huntington Bank, and/or any successors thereto.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Leases and Rents. Each of the assignments of leases and rents from the Parent Borrower or a Subsidiary Borrower to the Agent previously, now or hereafter delivered to secure the Obligations, as may be modified or amended.

Assignment of Management Agreement. Each assignment of management agreement from the Parent Borrower or a Subsidiary Borrower to the Agent previously, now or hereafter delivered to secure the Obligations, as may be modified or amended.

Authorized Officer. Any of the following Persons: Scott F. Schaeffer, Farrell M. Ender, James J. Sebra and Anders Laren, and such other Persons as Parent Borrower shall designate in a written notice to Agent.

Balance Sheet Date. December 31, 2014.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the Applicable Margin for Base Rate Loans plus the greater of (i) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, or (ii) one half of one percent (0.50%) above the Federal Funds Effective Rate, or (b) the sum of LIBOR with an Interest Period of one (1) month based on the then applicable LIBOR determined for such Interest Period) plus the then Applicable Margin for LIBOR Rate Loans. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans, the Term Base Rate Loans, and the Swing Loans.

Borrower Information. See §2.6(g).

Borrowers. Collectively, Parent Borrower and the Subsidiary Borrowers, and individually any of them.

Borrowing Base Adjusted NOI. The aggregate Adjusted NOI of all of the Collateral Properties.

Borrowing Base Availability. The amount which is the lesser of (a) the maximum principal amount which would not cause the aggregate Outstanding amount of the Loans and the Letters of Credit to be greater than sixty-five percent (65%) of the Borrowing Base Value and (b) the maximum principal amount which result in the ratio of (i) Borrowing Base Adjusted NOI divided by (ii) the Implied Debt Service to be equal to 1.30 to 1.00; provided, however, that in no event shall Borrowing Base Availability exceed the Maximum Facility Amount.

Borrowing Base Value. The aggregate Appraised Value of all of the Collateral Properties.

Breakage Costs. The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Collateral Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations. With respect to the Parent Guarantor and its Subsidiaries for any period, the obligations of the Parent Guarantor or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Parent Guarantor and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Capital Expenditure Reserve. On an annual basis, an amount equal to $250.00 per unit for each Multifamily Property with respect to all Real Estate (as annualized for the applicable ownership period). If the term Capital Expenditure Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Borrowers and their Subsidiaries and a proportionate share equal to the Consolidated Group Pro Rata Share of all Real Estate of all Non-Wholly Owned Subsidiaries.

Capitalization Rate. Six and one quarter of one percent (6.25%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within three hundred sixty-five (365) days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of Parent Borrower; provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within ninety (90) days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi) above.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

CFTC Regulations. Any and all regulations, rules, directives, or orders now or hereafter promulgated or issued by the Commodity and Futures Trading Commission (including any successor thereto) relating to Derivatives Contracts.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. The occurrence of any one of the following events:

(a) except with the written approval of Agent and Required Lenders (not to be unreasonably withheld, delayed, or conditioned), during any twelve (12) month period on or after the Closing Date (after giving effect to the Acquisition and the Transactions), individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Parent Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of IRT was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;

(b) any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent Guarantor equal to at least thirty percent (30%);

(c) the Parent Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which IRT is the continuing or surviving entity);

(d) Parent Guarantor fails to own, directly or indirectly, seventy-five percent (75%) of the Equity Interests of the Parent Borrower and be the sole general partner of the Parent Borrower; or

(e) Parent Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than a lien or encumbrance (x) to secure this Facility, (y) under the “Security Documents” pursuant to the Specified Interim Term Loan Facility (as such quoted term is defined in the Credit Agreement thereunder), and (z) to secure any Hedge Obligations, but only as and to the extent permitted hereunder), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Borrower, except, in each case, as expressly agreed upon in writing by Agent and Required Lenders in connection with the addition of any Collateral Property subsequent to the Closing Date pursuant to §5.3.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of the Borrowers which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Properties.

Collateral Property or Collateral Properties. The Eligible Real Estate which is security for the Obligations and any Hedge Obligations pursuant to the Mortgages.

Commitment. As to each Lender, the Revolving Credit Commitment and/or Term Loan Commitment of such Lender (or either of them, as the context requires).

Commitment Increase. An increase in the Total Commitment to an amount not greater than Four Hundred Fifty Million Dollars ($450,000,000) pursuant to, and as further provided in, §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. As to each Lender, the ratio, expressed as a percentage, of (a) (i) the amount of such Lender’s Revolving Credit Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) (i) the Revolving Credit Commitments of all Lenders plus (iii) the sum of the outstanding Term Loans of all Lenders; provided, however, that if at the time of determination the Revolving Credit Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all Aggregate Credit Exposure of such Lender to (B) the sum of the aggregate unpaid principal amount of all outstanding Aggregate Credit Exposure of all Lenders as of such date.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, or any successor law.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to a Borrower by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. As of any date of determination with respect to the Consolidated Group for any period, without duplication, Consolidated Net Income determined in accordance with GAAP (before minority interests) for such period, calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums, plus (x) the following to the extent deducted in computing such net income or loss for such period: (i) Interest Expense for such period, (ii) extraordinary or nonrecurring losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) depreciation and amortization for such period, (iv) acquisition costs related to the acquisition of Real Estate that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period and (v) other non-cash charges for such period; and minus (y) extraordinary or nonrecurring gains attributable to the sale or other disposition of assets in such period; it being understood that the Consolidated Group’s pro rata share of the items comprising Consolidated EBITDA of any partially-owned entity will be included in Consolidated EBITDA, calculated in a manner consistent with the above described treatment for the Consolidated Group.

Consolidated Fixed Charge Coverage Ratio. As of any date of determination for each fiscal quarter of Parent Guarantor and its Subsidiaries most recently ended, the ratio of Adjusted EBITDA to Fixed Charges.

Consolidated Group. The Guarantors, the Borrowers and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

Consolidated Group Pro Rata Share. With respect to any Non-Wholly Owned Subsidiary, the percentage interest held by the Consolidated Group, in the aggregate, in such Non-Wholly Owned Subsidiary as determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Non-Wholly Owned Subsidiary held by the Consolidated Group in the aggregate (in relation to the total aggregate amount of issued and outstanding Equity Interests in such Non-Wholly Owned Subsidiary), notwithstanding any provision of GAAP to the contrary and (ii) the percentage of the total book value of such Non-Wholly Owned Subsidiary that would be received by the Consolidated Group in the aggregate, upon liquidation of such Non-Wholly Owned Subsidiary, after repayment in full of all Indebtedness of such Non-Wholly Owned Subsidiary.

Consolidated Leverage Ratio. As of any date of determination, Total Indebtedness divided by Gross Asset Value, expressed as a percentage.

Consolidated Net Income. For any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Non-Wholly Owned Subsidiaries) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Non-Wholly Owned Subsidiaries for such period, in each case determined in accordance with GAAP (calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums).

Consolidated Tangible Net Worth. At any time, the Consolidated Group’s Gross Asset Value minus Total Indebtedness.

Contribution. See §37(b).

Construction in Process. Any Real Estate asset owned by a Borrower which is raw land, vacant out-parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been completed (as evidenced by a certificate of occupancy permitting use of such property by the general public). A Real Estate asset will no longer be considered Construction in Process upon the sooner of (a) achievement of eighty percent (80%) occupancy pursuant to executed Leases in full force and effect or (b) twelve (12) months after substantial completion of construction of the improvements.

Conversion/Continuation Request. A notice given by the Borrowers to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Debt Investment. Any real estate related loan to a third party, including but not limited to (a) loans secured by a mortgage or deed of trust or similar security instrument, (b) mezzanine loans, and (c) B-Notes.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Borrower. See §37(c).

Defaulting Lender. Any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (b) has notified the Borrower, or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

Defaulting Revolving Credit Lender. Any Defaulting Lender which is a Revolving Credit Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Directions. See §14.14.

Disqualifying Environmental Event. With respect to any Collateral Property, any release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to such Real Estate that could reasonably be expected to cost in excess of $1,000,000.00 to remediate or, which, with respect to all of the Collateral Properties (including such Potential Collateral Property), could reasonably be expected to cost in excess of $5,000,000.00 in the aggregate to remediate; provided, however, the Borrowers shall have sixty (60) days to remediate any such release of Hazardous Substances, violation of Environmental Laws or any other similar environmental event before such release of Hazardous Substances, violation of Environmental Laws or any other similar environmental event shall be deemed a Disqualifying Environmental Event.

Disqualifying Structural Event. With respect to any Collateral Property, any structural issue which, with respect to such Real Estate, could reasonably be expected to cost in excess of $1,000,000.00 to remediate or, which, with respect to all of the Collateral Properties (including such Potential Collateral Property), could reasonably be expected to cost in excess of $5,000,000.00 in the aggregate to remediate.

“Disqualified Lender” Not more than ten (10) publicly traded real estate investment entities that invest primarily in multi-family housing as detailed in Schedule 1.1-A hereto.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of a Loan Party, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Loan Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made (which shall be the Closing Date with respect to the Term Loans), and the date on which any Loan which is made prior to the Maturity Date, is converted in accordance with §4.1.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Borrower or any of the Borrowers’ or the Guarantors’ Affiliates or Subsidiaries and (y) so long as no payment or bankruptcy related Event of Default shall have occurred and is continuing, any Disqualified Lender.

“Eligible Bank” A bank or trust company that (x) (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million, and (iii) the senior Indebtedness of such bank or trust company is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s, or (y) is a Lender.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee (or leased under a ground lease acceptable to the Agent in its reasonable discretion), with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Parent Borrower or a Subsidiary Borrower;

(b) which is an operating Multifamily Property located within the fifty (50) States of the United States or the District of Columbia;

(c) which is not subject to any Liens (other than Permitted Liens);

(d) which is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and is free of all major architectural deficiencies, title defects, or other materially adverse matters, in each case which in the reasonable determination of Agent would materially impact the value, cashflow, or marketability of such Real Estate;

(e) as to which all of the representations set forth in §6 of this Agreement concerning Collateral Property are true and correct in all material respects; and

(f) as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Property.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreements.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with Parent Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Excess Refinanced Principal Amount. See definition of Permitted Refinancing Indebtedness.

Excluded Swap Obligation. With respect to any Loan Party, any Hedge Obligation of another Loan Party as to which such Loan Party is jointly and severally or otherwise liable (as a Borrower or as a Guarantor) pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Loan Party in respect of such Hedge Obligation, or the grant under a Loan Document by such Borrower of a security interest to secure such Hedge Obligation (or any guaranty thereof), is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof, including under any applicable CFTC Regulation) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell,” support or other agreement for the benefit of such Loan Party and any and all guarantees of, or other credit support for, any Hedge Obligation provided by other Loan Parties as further provided in §7.21) at the time such Loan Party becomes jointly and severally or otherwise liable with respect to such Hedge Obligation or grants a security interest to secure same. If a Hedge Obligation arises under a Derivatives Contract governing more than one Hedge Obligation, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to a Derivatives Contract for which such Hedge Obligation or security interest becomes illegal.

Extension Request. See §2.12(a).

Event of Default. See §12.1.

Facility. Collectively, the credit facilities described herein with respect to the Loans up to the Maximum Facility Amount.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charges. For any period for the Consolidated Group, the sum of (a) Interest Expense and (b) the aggregate of all regularly scheduled principal payments on Indebtedness (but excluding (i) balloon payments of principal due upon the stated maturity of any Indebtedness, (ii) payments of principal outstanding under the Facility, and (iii) principal payments under the Specified Interim Term Loan Facility) of such the Consolidated Group made or required to be made during such period, measured on a Consolidated basis, and (c) the aggregate of all dividends payable on the preferred Equity Interests of a member of the Consolidated Group (excluding, for the avoidance of doubt, any dividends payable by one member of the Consolidated Group to another member of the Consolidated Group); in each instance Fixed Charges shall include such Person’s Consolidated Group Pro Rata Share of Fixed Charges attributable to any Non-Wholly Owned Subsidiary.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such

Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funding Borrower. See §37(b).

Funds from Operations. As of any date of determination means, with respect to Consolidated Group and for a given period, (a) net income (or loss) of Consolidated Group determined on a Consolidated basis for such period, minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus (c) depreciation with respect to Consolidated Group’s real estate assets and amortization (other than amortization of deferred financing costs) of Consolidated Group for such period, in each case after adjustments to reflect the Consolidated Group Pro Rata Share in Non-Wholly Owned Subsidiaries, plus (d) all non-cash charges related to deferred financing costs and deferred acquisition costs, plus (e) charges related to equity compensation and acquisition costs, plus (f) other one-time charges.

GAAP. Generally accepted accounting principles consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Asset Value. As of the date of determination for the Consolidated Group, the sum of (without duplication with respect to any Real Estate):

(a) Operating Property Value; plus

(b) the cost basis of Construction in Process; plus

(c) the cost basis of Unimproved Land; plus

(d) Debt Investments (based on current book value); plus

(e) the aggregate amount of all Unrestricted Cash and Cash Equivalents.

Gross Asset Value shall be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset

Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to each member of the Consolidated Group’s Consolidated Group Pro Rata Share of the Gross Asset Value attributable to any of the items listed above in this definition owned by a Non-Wholly Owned Subsidiary; provided, however, for purposes of this definition, such Consolidated Group Pro Rate Share with respect to partially-owned entities shall be measured at the greater of (x) such Person’s economic interest in such Non-Wholly Owned Subsidiary or (y) the percentage of Indebtedness guaranteed by such Person relating to such Non-Wholly Owned Subsidiary.

Ground Lease. With respect to any Real Estate, a ground lease containing the following terms and conditions: (a) a remaining term (including any unexercised extension options that the lessee can unilaterally exercise without the need to obtain the consent of the lessor or to pay the lessor any amount as a condition to the effectiveness of such extension) of fifteen (15) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Guarantors. Collectively, (a) the Parent Guarantor; (b) IR OpCo; and (c) any other Person who subsequently provides a Guaranty.

Guaranty. The guaranty of each Guarantor in favor of the Agent and the Lenders of certain of the Obligations of the Borrowers hereunder.

Hazardous Substances. As defined in the Indemnity Agreements.

Hedge Obligations. As may be applicable at any time, all obligations of the Borrowers to any Lender Hedge Provider to make any payments (including termination payments) under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure (other than any interest rate “cap”), and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Huntington. As defined in the preamble hereto.

Huntington Bank Credit Facility. That certain $30 million credit facility pursuant to that Secured Revolving Credit Agreement dated as of October 25, 2013 among the Parent Borrower and The Huntington National Bank, as amended by the First Amendment to Senior Revolving Credit Agreement dated as of September 9, 2014.

Implied Debt Service. As of any date of determination, the hypothetical annual payments of principal and interest on a loan equal to (a) the aggregate Outstanding amount of the Loans and the Letters of Credit amortizing based on a thirty (30) year, mortgage-style principal amortization schedule at an interest rate per annum equal to the greatest of (i) the then applicable ten (10) year Treasury Bill yield plus two hundred (200) basis points, (ii) five and one half percent (5.50%), and (iii) the actual interest rate under the Facility as of the last day of the most recent calendar quarter.

Indebtedness. With respect to any Person at the time of computation thereof, all of the following (without duplication): (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all Capitalized Lease Obligations, (e) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute Indebtedness hereunder, (f) any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of Total Indebtedness of Borrower, any Guarantor and their subsidiaries, guaranty obligations of Borrower, any Guarantor or their subsidiaries in respect of primary obligations of any of Borrower, any Guarantor or their subsidiaries which are already included in Total Indebtedness), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any net mark-to-market exposure under a derivatives contract to the extent speculative in nature and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Consolidated Group Pro Rata Share of Indebtedness for the Borrowers’ Non-Wholly Owned Subsidiaries.

Increase Notice. See §2.11(a).

Indemnified Person. See §16.

Indemnity Agreements. The Environmental Indemnity regarding Hazardous Substances made by the Borrowers, each Additional Subsidiary Borrower, and the Guarantors in favor of the Agent and the Lenders, as the same may be modified or amended.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Intercompany Note. A promissory note in form and substance reasonably satisfactory to the Agent.

Interest Expense. For any period for the Consolidated Group, all paid, accrued or capitalized interest expense on the Indebtedness of the Consolidated Group (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs). This definition will include the Consolidated Group Pro Rata Share of Interest Expense attributable to Non-Wholly Owned Subsidiaries.

Interest Payment Date. As to each Loan, the first day of each calendar month, or if such date is not a Business Day, then the next succeeding Business Day.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii) if the Borrowers shall fail to give notice as provided in §4.1, the Borrowers shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date, as applicable.

Interpolated Rate. At any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) LIBOR for the longest period for which LIBOR is available that is shorter than the Impacted Interest Period; and (b) the LIBOR for the shortest period for which that LIBOR is available that exceeds the Impacted Interest Period, in each case, at such time.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and all interests in Real Estate, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be deducted in respect of each Investment any amount received as a return of capital; (b) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (c) there shall not be deducted (or added) in respect of any Investment any decrease (or increase) in the value thereof.

IR OpCo. IR TS Op Co, LLC a Delaware limited liability company, as successor by conversion to Trade Street Operating Partnership, L.P., a Delaware limited partnership.

IRT. Independence Realty Trust, Inc., a Maryland corporation, and its successors and assigns.

IRT LP LLC. As defined in the Preamble.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to this Agreement, the Notes and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Borrower, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KeyBank. As defined in the preamble hereto.

LC Disbursement. A payment made by the Agent pursuant to a Letter of Credit.

LC Exposure. At any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its applicable Revolving Credit Commitment Percentage of the total LC Exposure at such time.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Legal Requirements shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders. KeyBank, Huntington, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders, the Term Loan Lenders, and the Swing Loan Lender. The Issuing Lender shall be a Revolving Credit Lender, as applicable.

Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrowers and for the account of the Borrowers in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request. See §2.10(a).

Letter of Credit Sublimit. An amount equal to ten percent (10%) of the aggregate amount of the Revolving Credit Commitments, as the same may be changed from time to time in accordance with the terms of this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Administrative Agent, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. All Loans bearing interest at a rate based on LIBOR, including Revolving Credit LIBOR Rate Loans and Term LIBOR Rate Loans.

Lien. See §8.2.

Liquidity. The aggregate of Unrestricted Cash and Cash Equivalents.

Loan Documents. This Agreement, the Notes, the Guaranty, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrowers in connection with the Loans and intended to constitute a Loan Document.

Loan Party. Means the Parent Borrower, each Subsidiary Borrower, and each Guarantor individually and Loan Parties means those parties collectively.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Term Loan (or Loans), and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Management Agreements. Written property management agreements providing for the management of the Collateral Properties or any of them.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Consolidated Group considered as a whole; (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations, respectively, under the Loan Documents; or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

Maturity Date. September 17, 2018, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Maximum Facility Amount. The maximum aggregate amount of the Facility, which amount shall be Three Hundred Twenty-Five Million Dollars ($325,000,000.00) as of the Closing Date, consisting of the Revolving Credit Facility Amount and the Term Loan Facility Amount, plus any increase thereto pursuant to §2.11, and less any decrease to the Revolving Credit Facility Amount pursuant to §2.4.

Moody’s. Moody’s Investor Service, Inc.

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust (as applicable with respect to the jurisdiction in which a Collateral Property is located) from Parent Borrower or a Subsidiary Borrower to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), respecting the Collateral Properties, previously, now or hereafter delivered to secure the Obligations, as the same may be modified or amended; provided, however, that only Hedge Obligations relating to the Obligations arising under the Facility shall be secured by the Mortgages and only to the extent that: (x) such Hedge Obligations are subject and subordinate to such Obligations arising under the Facility and (y) the Agent has received a notice from the “Representative” (as defined in §14.17) or the holder of such Hedge Obligations (except where Agent or its Affiliate is the Lender Hedge Provider) advising Agent of the existence of such conforming Hedge Obligation.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

Multifamily Property. Any real property that contains or that will contain more than one hundred (100) dwelling units and in which no more than five percent (5%) of the Net Rentable Area is rented to, or to be rented to, non-residential tenants.

Net Rentable Area. With respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.

Non Excluded Taxes. See §4.4(b).

Non-Funding Lender. See §4.15.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (iv) arise from violations of “special purpose entity” covenants (to the extent the same do not trigger full recourse liability), or (v) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of Guarantors, Parent Borrower, their Subsidiaries or a Non-Wholly Owned Subsidiary which is secured by one or more parcels of Real Estate (other than a Collateral Property) or interests therein or fixed or capital assets and which is not a general obligation of Parent Borrower or such Subsidiary or Non-Wholly Owned Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or the fixed or capital assets, as applicable (except for recourse against the general credit of Guarantors, the Parent Borrower, their Subsidiaries or a Non-Wholly Owned Subsidiary for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Parent Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Parent Guarantor that is not a Subsidiary Borrower or a Non-Wholly Owned Subsidiary which is a special purpose entity that is recourse solely to such Subsidiary or Non-Wholly Owned Subsidiary (or any holding company or other entity which owns such special purpose entity), which is not cross-defaulted to other Indebtedness of the Borrowers (to the extent the same would trigger full recourse liability) and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Non-Wholly Owned Subsidiary which is the borrower thereunder, or any holding company or other entity which owns such special purpose entity).

Non-U.S. Lender. See §4.4(c).

Non-Wholly Owned Subsidiary. In respect of any Loan Party, any other Person in whom such Loan Party holds an equity Investment which is not a Wholly Owned Subsidiary.

Notes. Collectively, the Revolving Credit Notes, the Term Notes, and the Swing Loan Note.

Notice. See §19.

Obligations. The term “Obligations” shall mean and include:

A. The payment, in accordance with the terms of the Loan Documents, of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrowers to the order of the respective Lenders;

B. The payment, performance, discharge and satisfaction, in accordance with the terms of the Loan Documents, of each of the covenants, warranties, representations, undertakings and conditions to be paid, performed, satisfied and complied with by Borrowers under and pursuant to this Credit Agreement or the other Loan Documents;

C. The payment, in accordance with the terms of the Loan Documents, of the costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed;

D. The payment, performance, discharge and satisfaction of all other liabilities and obligations (including any Letter of Credit Liabilities) of any Borrower to Agent, Issuing Lender, Swing Loan Lender or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document; and

E. All Hedge Obligations; provided, however, that (x) in no event shall “Obligations” include any Excluded Swap Obligations and (y) the provisions set forth in the definition of Mortgages herein shall be applicable with respect to any Security Document securing any Hedge Obligation.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OP MergerSub. As defined in the Preamble.

Operating Property Value. As of any date of determination, on a consolidated basis for the Consolidated Group the sum of: (a) the aggregate Property NOI for all Stabilized Properties (excluding Property NOI from Stabilized Properties being held at acquisition cost under (b) below) for the most recent calendar quarter, annualized, divided by the Capitalization Rate, plus (b) the acquisition cost of any Stabilized Property for the first eighteen (18) months following its acquisition.

Other Real Estate Investments. Investments in Real Estate (i) which are not Multifamily Properties, and (ii) Debt Investments related to Multifamily Properties.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Parent Guarantor. IRT.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted (or of a nature permitted) by §8.2.

Permitted Refinancing Indebtedness. With respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, unless any amount in excess of such principal amount (“Excess Refinanced Principal Amount”) is used in reduction of the Indebtedness arising under (x) the Specified Interim Term Loan Facility and/or (y) the Loans hereunder, (B) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated in right of payment or security to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, and (D) no Loan Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Plan Assets. Assets of any Plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral. Any property of Parent Borrower or a Subsidiary Borrower which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the completion and delivery of Eligible Real Estate Qualification Documents.

Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.

Pro Forma Basis. As to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period being tested or, as applicable, the fiscal quarter period being tested (in each such case, the “Reference Period”): (a) in making any determination on a Pro Forma Basis, (x) effect shall be given to any Specified Transaction, including any change in Consolidated EBITDA relating thereto and any operating improvements or restructurings of the business of Parent Borrower or any of the Subsidiaries that are expected to have a continuing impact and are supportable, which adjustments the Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by an Authorized Officer of the Parent Borrower, in each case, that occurred during the Reference Period; (y) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (z) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (y), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods; and (b) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated; provided that, at the election of the Parent Borrower, any adjustments to Consolidated EBITDA pursuant to clauses (a)(x) and (b) above shall not be required to be included for any Specified Transaction to the extent the aggregate consideration paid in connection with such Specified Transaction, is less than $5,000,000 in the aggregate for all such transactions in any fiscal year.

Property NOI. As of any date of determination, on a consolidated basis for the Consolidated Group, or in respect of one or more Collateral Properties, (a) with respect to any Real Estate owned by any Person in the Consolidated Group for any period, “property rental and other income” attributable to such Real Estate asset accruing for such period minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate asset for such period, with such results being “grossed up” for any

Real Estate not owned for the entire testing period, and (b) with respect to Real Estate owned by Non-Wholly Owned Subsidiaries for any period, the Consolidated Group Pro Rata Share of “property rental and other income” attributable to such Real Estate asset accruing for such period minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate asset for such period, in each case including, without limitation, property management fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions.

Qualified ECP Loan Party. Means, in respect of any Hedge Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Manager. Means (1) Jupiter Communities, LLC d/b/a RAIT Residential or any Affiliate thereof, (2) any property manager of any Collateral Property meeting the following criteria: (a) a property manager, which is a reputable and experienced regionally-recognized management organization that at the time of its appointment as property manager (A) has at least five (5) years experience in management of commercial properties with similar uses as the Collateral Property, (B) has at least two (2) years experience managing properties in the state in which the Collateral Property is located, (C) is the manager of at least 2,500 residential apartment units, and (D) is not the subject of a case, proceeding or other action, whether voluntary or involuntary, under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors or a governmental or regulatory investigation which resulted in a final nonappealable conviction for criminal activity; or (3) any other property manager approved in writing by the Agent and Required Lenders, in their reasonable discretion.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by a Borrower or any of their respective Subsidiaries, including, without limitation, the Collateral Properties.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to Non-Recourse Exclusions. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Refinanced Indebtedness. See definition of Permitted Refinancing Indebtedness.

Refinancing. As defined in the Preamble and further defined in the definition of Permitted Refinancing Indebtedness, as applicable and as the context may require.

Regions Bank Credit Facility. That certain $75 million senior secured credit facility pursuant to that Credit Agreement, dated January 31, 2014, by and among Trade Street

Operating Partnership, LP, as borrower, Trade Street Residential, Inc., as parent, the financial institutions party thereto, as lenders, Regions Bank, as administrative agent, and Regions Capital Markets, LLC, as sole lead arranger and sole bookrunner, as amended by that First Amendment to Credit Agreement dated February 24, 2014, as further amended by that Second Amendment to Credit Agreement dated April 7, 2014, as further amended by that Third Amendment to Credit Agreement dated August 5, 2014, and effective as of January 31, 2014, as further amended by that Fourth Amendment to Credit Agreement dated October 16, 2014.

Register. See §18.2.

Reimbursement Contribution. See §37(b).

Release. See §6.20(c).

Rent Roll. A report prepared by the Borrowers showing for each Collateral Property owned or leased by Borrowers, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Representative. See §14.17.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the Total Commitment, or, if the Total Commitment has been terminated or reduced to zero, Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Aggregate Credit Exposure; provided that (a) in determining such Commitment Percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined, for voting purposes only, to exclude the Commitment Percentages of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders; provided, however, that until such time as KeyBank holds an aggregate Commitment Percentage of less than fifty-one percent of (x) the aggregate amount of the Total Commitment or (y) the principal amount of the Aggregate Credit Exposure, as specified above, as may be applicable at any time and as the context may require, the term “Required Lenders” shall include both KeyBank and Huntington.

Required Revolving Credit Lenders. As of any date, the Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or reduced to zero, Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Revolving Credit Exposure; provided that (a) in determining such Revolving Credit Commitment Percentage at any given time, all then existing Defaulting Revolving Credit Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined, for voting purposes only, to exclude the Revolving Credit Commitment Percentages of such Defaulting Revolving Credit Lenders, and (b) at all times when two or more

Revolving Credit Lenders are party to this Agreement, the term “Required Revolving Credit Lenders” shall in no event mean less than two (2) Revolving Credit Lenders; provided, however, that until such time as KeyBank holds an aggregate Revolving Credit Commitment Percentage of less than fifty-one percent of (x) the aggregate amount of the Revolving Credit Commitments or (y) the principal amount of the Revolving Credit Exposure, as specified above, as may be applicable at any time and as the context may require, the term “Required Revolving Credit Lenders” shall include both KeyBank and Huntington.

Required Term Loan Lenders. As of any date, the Term Loan Lender or Term Loan Lenders whose aggregate Term Loan Commitment Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the Term Loan Commitments, or, if the Term Loan Commitments have been terminated or reduced to zero, Term Loan Lenders whose aggregate Term Loan Commitment Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Term Loan Credit Exposure; provided that (a) in determining such Term Loan Commitment Percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan Commitment Percentages of the Term Loan Lenders shall be redetermined, for voting purposes only, to exclude the Term Loan Commitment Percentages of such Defaulting Lenders, and (b) at all times when two or more Term Loan Lenders are party to this Agreement, the term “Required Term Loan Lenders” shall in no event mean less than two (2) Term Loan Lenders; provided, however, that until such time as KeyBank holds an aggregate Term Loan Commitment Percentage of less than fifty-one percent of (x) the aggregate amount of the Term Loan Commitments or (y) the principal amount of the Term Loan Exposure, as specified above, as may be applicable at any time and as the context may require, the term “Required Term Loan Lenders” shall include both KeyBank and Huntington.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate, subject to the provisions of §2.6(b).

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrowers, to participate in Letters of Credit for the account of the Borrowers and to participate in Swing Loans to the Borrowers, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Exposure. At any time, the sum of (a) the aggregate Revolving Credit Loans held by the Revolving Credit Lenders and (b) the LC Exposure of the Revolving Credit Lenders.

Revolving Credit Facility. At any time, the Revolving Credit Loans and Letters of Credit which the Revolving Credit Lenders and Agent have agreed to make or issue (or participate in such issuance) in accordance with the terms of this Agreement in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

Revolving Credit Facility Amount. The initial One Hundred Twenty-Five Million Dollar ($125,000,000.00) revolving facility, plus any increase thereto pursuant to §2.11 and less any decrease thereto pursuant to §2.4.

Revolving Credit Lender. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of One Hundred Twenty-Five Million Dollars ($125,000,000.00) (subject to increase as provided in §2.11 and less any decrease thereto pursuant to §2.4) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Notes. See §2.2.

S&P. Standard & Poor’s Ratings Group.

Sanctioned Entity. Means (a) an agency, political subdivision, or instrumentality of the government of, (b) an organization directly or indirectly controlled by or (c) a Person or group resident in, in each case, a country that is itself subject to Sanctions.

Sanctioned Person. A Person or group named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time or any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state.

Sanctions. Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. As of any date of determination, that portion of Total Indebtedness which is secured by a Lien on Real Estate, any ownership interests in any Subsidiary or Non-Wholly Owned Subsidiary or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred.

Secured Recourse Indebtedness. As of any date of determination, that portion of Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to Non-Recourse Exclusions); provided that Indebtedness of a single-purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to Non-Recourse Exclusions) shall not be considered a part of Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) and unsecured guarantees provided by a Borrower or any Guarantor of mortgage loans to Subsidiaries or Non-Wholly Owned Subsidiaries shall not be included in Secured Recourse Indebtedness.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, UCC-1 financing statements, each Assignment of Management Agreement, and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders; provided, however, that only Hedge Obligations relating to the Obligations arising under the Facility shall be secured by the Mortgages and other Security Documents and only to the extent that: (x) such Hedge Obligations are subject and subordinate to such Obligations arising under the Facility and (y) the Agent has received a notice from the “Representative” (as defined in §14.17) or the holder of such Hedge Obligations (except where Agent or its Affiliate is the Lender Hedge Provider) advising Agent of the existence of such conforming Hedge Obligation.

Solvent. With respect to the Loan Parties, that (a) the fair value of the property of the Loan Parties is greater than the total amount of liabilities, including contingent liabilities, of the Loan Parties, (b) the present fair salable value of the assets of the Loan Parties is not less than the amount that will be required to pay the probable liability of the Loan Parties on their debts as they become absolute and matured, (c) the Loan Parties do not intend to, and do not believe that they will, incur debts or liabilities beyond the Loan Parties’ ability to pay such debts and liabilities as they mature and (d) the Loan Parties are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Loan Parties’ property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Interim Term Loan Facility. That certain term loan facility of even date herewith in the original principal amount of One Hundred Twenty Million Dollars ($120,000,000.00) among Parent Borrower, as “Borrower”, Guarantors, as “Guarantors”, KeyBank, as “Agent,” and KeyBank and certain other financial institutions as “Lenders”, as the same may be amended, modified, supplemented and/or extended from time to time. For the avoidance of doubt, the Specified Interim Term Loan Facility is not part of the Facility hereunder.

Specified Loan Party. Any Loan Party that is not then a Qualified ECP Loan Party (determined prior to giving effect to Section §7.21).

Specified Transaction. With respect to any period, any (a) asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, (b) any merger or consolidation, or any similar transaction, including without limitation the Acquisition and the other Transactions contemplated by the Acquisition Agreement, or (c) any incurrence, issuance or repayment of Indebtedness.

Stabilized Property. Real Estate (a) which is a commercial property operating as a Multifamily Property that is completed with tenants in occupancy and open for business, or (b) which has ceased to be a “Construction in Process” in accordance with the definition thereof.

State. A state of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, a Borrower and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Borrowers. Any Subsidiary Borrower party hereto as of the Closing Date and any Additional Subsidiary Borrower that is the direct owner of a Collateral Property.

Survey. An ALTA instrument survey of each parcel of Collateral Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification. With respect to each parcel of Collateral Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Swing Loan. See §2.5(a).

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender, and any successor thereof.

Swing Loan Commitment. An amount equal to ten percent (10%) of the aggregate amount of the Revolving Credit Commitments, as the same may be changed from time to time in accordance with the terms of this Agreement. The Swing Loan Commitment is part of, and not in addition to, the Total Commitment.

Swing Loan Note. See §2.5(b).

Syndication Agent. As defined in the preamble hereto.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Collateral Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Target. As defined in the preamble hereto.

Target OP. As defined in the preamble hereto.

Taxes. Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Term Base Rate Loans. Term Loans bearing interest calculated by reference to the Base Rate, subject to the provisions of §2.6(a).

Term LIBOR Rate Loans. Term Loans bearing interest calculated by reference to the LIBOR Rate.

Term Loan or Loans. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of Two Hundred Million Dollars ($200,000,000.00) to be made by the Term Loan Lenders hereunder as more particularly described in §2.

Term Loan Commitment. As to each Term Loan Lender, its obligation to make Term Loans to the Borrowers pursuant to §2.1(a), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Term Loan Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement.

Term Loan Commitment Percentage. As to each Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders; provided, however, that if at the time of determination the Term Loan Lender’s Term Loan Commitments have terminated or been reduced to zero (0), the “Term Loan Commitment Percentage” of each Term Loan Lender shall be the Term Loan Commitment Percentage of such Term Loan Lender in effect immediately prior to such termination or reduction.

Term Loan Exposure. The aggregate Term Loans held by the Term Loan Lenders.

Term Loan Facility. At any time, the Term Loans which the Term Loan Lenders have agreed to make in accordance with the terms of this Agreement in the aggregate amount of the Term Loan Lenders’ Term Loan Commitments at such time.

Term Loan Facility Amount. The initial Two Hundred Million Dollar ($200,000,000.00) term facility, plus any increase thereto pursuant to §2.11.

Term Loan Lender. Any Lender that has a Term Loan Commitment.

Term Loan Notes. See §2.2.

Titled Agents. The Arranger, the Syndication Agent, or any documentation agent.

Title Insurance Company. Any title insurance company or companies reasonably approved by the Agent and the Parent Borrower.

Title Policy. With respect to each parcel of Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Property insuring the priority of the Mortgage thereon and that a Borrower holds marketable fee simple title or a valid and subsisting ground leasehold interest to such parcel, subject only to the Permitted Liens and other encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Estate is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.

Transaction Costs. As defined in the Preamble.

Transactions. As defined in the Preamble.

Total Commitment. The sum of the Revolving Credit Commitments and Term Loan Commitments as in effect from time to time. The Total Commitment may increase in accordance with §2.11.

Total Indebtedness. As of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a Consolidated basis plus (b) the Consolidated Group Pro Rata Share of all Indebtedness of any Non-Wholly Owned Subsidiaries outstanding at such date.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unhedged Variable Rate Indebtedness. As of any date of determination, the sum of (a) Total Indebtedness minus (b) the sum of (i) the aggregate amount of all Total Indebtedness having interest which accrues thereon at a fixed rate of interest per annum plus (ii) with respect to all Total Indebtedness hedged by Derivatives Contracts effectively fixing or capping the per annum rate of interest thereof, the aggregate notational amount of all such Derivatives Contracts.

Unimproved Land. Real Estate which is unimproved and on which no development or Construction in Process is in effect.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted cash” and “Unrestricted Cash Equivalents” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Consolidated Group prepared in accordance with GAAP as of the end of the most recently ended fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Consolidated Group are available to the extent such cash is not classified as restricted for financial statement purposes (unless so classified solely because of any provision under this Agreement, the Loan Documents and/or the documentation related to the Specified Interim Term Loan Facility or because they are subject to a Lien securing the Obligations hereunder or the obligations thereunder).

U.S. Lender. See §4.4(c).

Wholly Owned Subsidiary. As to Parent Borrower, any Subsidiary of Parent Borrower that is directly or indirectly owned one hundred percent (100%) by Parent Borrower, without regard to Equity Interests issued so as to achieve up to 125 equity holders so as to qualify as a REIT.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers or Agent, the Borrowers and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrowers as in effect prior to such accounting change, as determined by the Parent Borrower and the Agent in good faith. Until such time as such amendment shall have been executed and delivered by the Borrowers and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.	THE CREDIT FACILITY.

§2.1 Loans.

(a) The Term Loan. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Term Loan Lenders severally agree to make the Term Loan in the original principal amount of the Term Loan Facility Amount to the Borrowers.

(b) The Revolving Credit Loan. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrowers, and the Borrowers may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrowers to the Agent given in accordance with §2.7, such sums as are requested by the Borrowers for the purposes set forth in §2.9 up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities, and (3) the amount of all outstanding Term Loans; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans, Letter of Credit Liabilities, and Term Loans shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that all of the conditions required of Borrowers set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied only as of the initial Closing Date, that such condition was satisfied as of the Closing Date). The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrowers in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note or its Revolving Credit Commitment, as applicable.

§2.2 Notes. The Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A-1 hereto (with respect to Revolving Credit Loans) and Exhibit A-2 hereto (with respect to Term Loans) (collectively, the “Revolving Credit Notes” and the “Term Loan Notes”, respectively), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. One Term Loan Note shall be payable to the order of each Term Loan Lender which so requests the issuance of a Term Loan Note in the principal amount equal to such Term Loan Lender’s Term Loan Commitment.

§2.3 Facility Unused Fee. The Borrowers agree to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Revolving Credit Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the actual daily amount by which the Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (a) the actual daily amount of the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Revolving Credit Commitment, and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of one quarter of one percent (0.25%) per annum, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of two tenths of one percent (0.20%) per annum. The facility unused fee shall be payable quarterly in arrears on the first (1st) Business Day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

§2.4 Reduction and Termination of the Revolving Credit Commitments. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $25,000,000.00 or an integral multiple of $5,000,000.00 in excess thereof (provided that in no event shall the Revolving Credit Commitment be reduced in such manner to an amount less than $75,000,000.00) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrowers delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of the Swing Loan Commitment Amount and the Letter of Credit Sublimit, respectively. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused facility unused fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5 Swing Loan Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrowers (the “Swing Loans”), and the Borrowers may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is ten (10) Business Days prior to the Maturity Date upon notice by the Borrowers to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrowers for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) if a Revolving Credit Lender shall be a Defaulting Lender, the requested amount of the Swing Loan shall be reduced by the amount of such Defaulting Lender’s participation interest in the Swing Loan; (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the aggregate Revolving Credit Commitments; and (iv) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the aggregate Revolving Credit Commitments or (B) the Borrowing Base Availability less the outstanding balance of the Term Loan. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrowers that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding (or if such condition is required to have been satisfied only as of the initial Closing Date, that such condition was satisfied as of the Closing Date) or waived by the Agent. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable upon demand but in any event within five (5) days of the date such Swing Loan was provided and Borrowers hereby agree (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan (whether or not demand for payment is made) on or before the date that is five (5) days from the date such Swing Loan was provided.

(b) The Swing Loans shall be evidenced by a separate promissory note of the Borrowers in substantially the form of Exhibit B hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.

(c) Borrowers shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 1:00 p.m. (Eastern time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at a rate per annum equal to the Base Rate. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrowers no later than 3:00 p.m. (Eastern time) on the requested Drawdown Date.

(d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrowers do not notify the Agent in writing otherwise on or before noon (Eastern time) of the third (3rd) Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. Borrowers hereby irrevocably authorize and direct the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i), or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Eastern time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrowers, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d) (including due to a Defaulting Lender’s failure to fund), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan (or portion thereof). Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, or the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g) Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrowers may have against the Swing Loan Lender, the Borrowers or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrowers or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §2.8, §12.5, and §14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6 Interest on Loans.

(a) Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or converted to a Term LIBOR Rate Loan at the rate per annum equal to the Base Rate.

(b) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the Base Rate.

(c) Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term LIBOR Rate Loans.

(d) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(e) The Borrowers promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(g) The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrowers (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrowers in writing of any additional interest and fees due because of such recalculation, and the Borrowers shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrowers shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of one hundred eighty (180) days, and this provision shall not in any way limit any of the Agent’s, the Issuing Lender’s, or any Lender’s other rights under this Agreement.

§2.7 Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrowers shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrowers from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $100,000.00; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $500,000.00; provided, however, that there shall be no more than seven (7) LIBOR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than noon (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein (except, in each case, to the extent waived by Agent) to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of the Borrowers maintained at the Agent’s Head Office or wiring such funds in accordance with Borrowers’ written instructions. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Revolving Credit Commitment Percentage of any requested Revolving Credit Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Revolving Credit Lender so failing or refusing. In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position as against the Revolving Credit Lender or Revolving Credit Lenders so failing or refusing to make available to the Borrowers the amount of its or their Revolving Credit Commitment Percentage for such Revolving Credit Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrowers, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrowers, and the Borrowers shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrowers (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans, the Term Loans, and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement and the related Transaction Costs in connection with the Transactions; (b) repay then existing loans including the Huntington Bank Credit Facility and the Regions Bank Credit Facility; (c) fund the direct or indirect acquisition of additional Multifamily Properties located within the fifty (50) States of the continental United States or the District of Columbia, (d) fund capital and construction expenditures, tenant improvements, leasing or other commissions and property and equipment acquisitions within the fifty (50) States of the continental United States or the District of Columbia; and (e) for general working capital purposes (including without limitation to finance interest shortfalls, general operating expenses, including without limitation taxes, insurance and other expenses, and the payment of fees and expenses related to the Facility).

§2.10 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrowers may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, which Letter of Credit Sublimit shall be automatically increased on a pro rata basis with increases in the aggregate Revolving Credit Commitments, (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the aggregate Revolving Credit Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans, Letters of Credit Liabilities (after giving effect to any requested Letters of Credit), and the Term Loans exceed the Total Commitment or the Borrowing Base Availability or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §10 and §11 shall have been satisfied (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date) or waived by Agent, (vi) no Revolving Credit Lender is a Defaulting Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrowers. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrowers. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrowers assume all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond thirty (30) days prior to the Maturity Date) unless the Borrowers have provided to Agent cash collateral reasonably acceptable to the Agent in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the aggregate Revolving Credit Commitments as a Revolving Credit Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least three (3) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer or the chief financial or chief accounting officer of Parent Borrower that the Borrowers are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrowers shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department applicable to all or substantially all similarly situated borrowers, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before three (3) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrowers shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee with respect to each Letter of Credit, at a rate equal to the greater of (a) a one time fee of one eighth of one percent (0.125%), computed on the face amount available to be drawn under such Letter of Credit, or (b) Fifteen Hundred Dollars ($1,500.00), and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first (1st) day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit (if such letter of credit is outstanding less than a full quarter, such fee shall be prorated for the period of time outstanding). In addition, the Borrowers shall pay to Issuing Lender for its own account within ten (10) Business Days of demand of Issuing Lender the standard issuance, documentation and service charges applicable to all or substantially all similarly situated borrowers for Letters of Credit issued from time to time by Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrowers shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrowers being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrowers further hereby irrevocably authorize and direct Agent to notify the Revolving Credit Lenders of Borrowers’ intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the

Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) Borrowers assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrowers and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrowers; provided nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrowers arising as a result of the gross negligence or willful misconduct of Issuing Lender, Agent or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrowers shall have the option at any time and from time to time before the date that is thirty (30) days prior to the Maturity Date (or the extended maturity date if Borrowers exercise their extension option pursuant to §2.12) to request an increase in the Total Commitment to an amount not greater than Four Hundred Fifty Million Dollars ($450,000,000.00) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), with such Commitment Increase being allocated to the Revolving Credit Facility and/or the Term

Loan Facility in such fashion as the Borrowers may designate; provided that any such individual increase must be in a minimum amount of $25,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrowers of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arranger pursuant to the Agreement Regarding Fees). If the Borrowers agree to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrowers’ request to increase the Total Commitment, the applicable Facility to be increased, and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis mutually acceptable to each of the Borrowers, Agent and Arranger. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrowers, then the Agent, Arranger or Borrowers may, but shall not be obligated to, invite, and the Agent, in consultation with the Parent Borrower, will use its reasonable efforts to arrange for, one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arranger and Parent Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages (as well as the revised Maximum Facility Amount and the revised amount of the Letter of Credit Sublimit and the Swing Loan Commitment, respectively) which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the applicable Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage and/or Term Loan Commitment Percentage, as applicable, (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all applicable Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted as applicable. On any Commitment Increase Date those Lenders whose applicable Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose applicable Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their applicable Revolving Credit Commitment Percentages and/or Term Loan Commitment Percentages, after giving effect to any Commitment Increase, as reasonably determined by Agent.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrowers shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender whose

Commitment has changed so that the principal amount of such Lender’s applicable Notes shall equal its Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.

(d) Notwithstanding anything to the contrary contained herein, any obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrowers shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Total Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, no Default or Event of Default shall have occurred and be continuing; and

(iii) Representations True. The representations and warranties made by the Borrowers and Guarantors, respectively, in the Loan Documents or otherwise made by or on behalf of the Borrowers and Guarantors, respectively, in connection therewith shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased, unless such representations and warranties are by their terms limited to a specified date; and

(iv) Additional Documents and Expenses. The Borrowers and Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrowers shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar reasonable and documented fees, taxes or expenses which are reasonably requested in connection with such increase.

§2.12 Extension of Maturity Date. The Borrowers shall have the right and option to extend the Maturity Date to September 17, 2019, and then to September 17, 2020, upon satisfaction or waiver (with any such waiver requiring the approval of all of the Lenders) of the following conditions precedent, which must be satisfied (or so waived) prior to the effectiveness of any extension of the Maturity Date:

(a) Extension Request. The Borrowers shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the then applicable Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrowers unless otherwise agreed to by the Agent in its reasonable discretion.

(b) Payment of Extension Fee. The Borrowers shall pay to the Agent (i) for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to twenty (20) basis points on the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect on the then applicable Maturity Date, after taking into consideration any reduction in the Revolving Credit Commitments as of such date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable, and (ii) for the pro rata accounts of the Term Loan Lenders an extension fee in an amount equal to twenty (20) basis points on the aggregate outstanding Term Loans of the Term Loan Lenders in effect on the then applicable Maturity Date, which fee shall, when paid, be fully earned and non-refundable.

(c) No Default. On the date the Extension Request is given and on the then applicable Maturity Date (as determined without regard to such extension) no Default or Event of Default shall have occurred and be continuing.

(d) Prior Extension. For the extension to September 17, 2020, the extension to September 17, 2019 shall have been previously effected.

(e) Representations and Warranties. The representations and warranties made by the Borrowers and Guarantors, respectively, in the Loan Documents or otherwise made by or on behalf of the Borrowers and Guarantors, respectively, in connection therewith shall be true and correct in all material respects on the date the Extension Request is given and on the then applicable Maturity Date (as determined without regard to such extension), unless such representations and warranties are by their terms limited to a specified date.

(f) Appraisals. Agent at its option, or at the direction of the Required Lenders, shall have obtained at Borrowers’ expense new Appraisals and determined the current Appraised Values of the Collateral Properties.

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrowers promise to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Term Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date (other than Letters of Credit whose expiration date is beyond the Maturity Date as set forth in §2.10(a)), together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans, and the Letter of Credit Liabilities exceeds the lesser of (a) the amount of the aggregate Revolving Credit Commitments or (b) the sum of (i) the Borrowing Base Availability, less (ii) the outstanding balance of the Term Loans, then the Borrowers shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender, subject to §3.2(c).

(b) If at any time the outstanding principal balance of the Revolving Credit Loans, the Swing Loans, the Term Loan, and the Letter of Credit Liabilities exceeds the lesser of (a) the amount of the aggregate Total Commitment or (b) the Borrowing Base Availability, within ten (10) Business Days after receipt of notice from Agent of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender, subject to §3.2(c).

(c) In the event there shall have occurred a casualty with respect to any Collateral Property and the Borrowers are required to repay the Loans pursuant to §7.7 or a Taking and the Borrowers are required to repay the Loans pursuant to §7.7, the Borrowers shall prepay the Loans concurrently with the date of receipt by such Borrower or the Agent of all of Insurance Proceeds or Condemnation Proceeds to be received in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7.

§3.3 Optional Prepayments.

(a) Borrowers shall have the right, at its election, to prepay the outstanding amount of the Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) The Borrowers shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, and then, in the absence of instruction by the Borrowers, to the principal of Loans on a pro rata basis (and with respect to each category of Loan, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2. Amounts of the Term Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may not be reborrowed.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrowers may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrowers pay Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $100,000.00 and, after giving effect to the making of such Loan, there shall be no more than seven (7) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $100,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrowers do not notify the Agent of their election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one (1) month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. In addition to all fees specified herein, the Borrowers agree to pay to KeyBank and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated June 24, 2015 between the Borrowers, KeyBank and the Arranger (the “Agreement Regarding Fees”).

§4.3 [Reserved].

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes , excluding any income Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction (i) as a result of the Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) as a result of any present or former connection between the Agent or a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence and elsewhere in this §4.4(b), referred to as “Non-Excluded Taxes”), unless the Borrowers are required by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by the Borrowers hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive, after such deduction or withholding has been made, the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers; provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c); (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment)

to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this §4.4(b); or (iv) that are U.S. federal withholding Taxes imposed under FATCA. The Borrowers shall indemnify each of the Agent and the Lenders, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this §4) payable or paid by the Agent or Lenders or required to be withheld or deducted from a payment to such the Agent or Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrowers pursuant to this section, such Lender will pay to the Borrowers the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrowers shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c) If a Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrowers the Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrower or to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the generality of the foregoing, each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide the Borrowers on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall provide the Borrowers on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (for purposes of this sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrowers two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor form), a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), or any documentation required under applicable reporting requirements of FATCA, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrowers of its inability to deliver any such forms, certificates or other evidence.

(d) In the event it is reasonably necessary to determine the fair market value of the Commitments, Loans and/or other obligations under the Loan Documents for purposes of Treasury Regulation Section 1.1273-2(f), the Agent shall assist Parent Borrower as reasonably requested in connection with making such determination (including by using commercially reasonable efforts to obtain quotes and sales prices for the Commitments, Loans and/or other obligations), and the Agent shall promptly make any such determination by Parent Borrower available to the Lenders in accordance with Treasury Regulation Section 1.1273-2(f)(9).

(e) The obligations of the Borrowers to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to

Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrowers or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrowers or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrowers arising as a result of gross negligence or willful misconduct on the part of the Issuing Lender, Agent, any Lender or the Swing Loan Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders absent manifest error) to the Borrowers and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having or claiming jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrowers and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrowers hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrowers will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrowers understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrowers have accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrowers further agree to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in determining LIBOR) or Issuing Lender;

(b) subject Agent, Issuing Lender, or any Lender to any Tax (other than Taxes addressed by §4.4(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender or Issuing Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender, Issuing Lender, or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii) to require any Lender, Issuing Lender, or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, Issuing Lender, or the Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will (and as to clauses (a) and (b) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender, Issuing Lender, or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender, Issuing Lender, or the Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).

§4.10 Capital Adequacy. If after the date hereof any Lender (or Issuing Lender) determines that (a) as a result of a Change in Law, or (b) compliance by such Lender (or Issuing Lender) or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s (or Issuing Lender’s) or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder (or for the Issuing Bank to issue the Letters of Credit), to a level below that which such Lender (or Issuing Lender) or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or Issuing Lender’s) or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender (or Issuing Lender) to be material, then such

Lender (or Issuing Lender) may notify the Borrowers thereof. The Borrowers agree to pay to such Lender (or Issuing Lender) the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender (or Issuing Lender) of a statement of the amount setting forth the Lender’s (or Issuing Lender’s) calculation thereof. In determining such amount, such Lender (or Issuing Lender) may use any reasonable averaging and attribution methods generally applied by such Lender (or Issuing Lender).

§4.11 Breakage Costs. Borrowers shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, the Borrowers shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrowers within ten (10) days of the date when due.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers, shall be conclusive in the absence of manifest error. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrowers that such amounts are due given in accordance with §4.9 or §4.10 and for a period of nine (9) months prior to receipt of such notice.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrowers, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrowers. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrowers, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10, then, upon the request of the Borrowers, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrowers under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrowers agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10 and following the request of Borrowers has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrowers shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY.

§5.1 Collateral. The Obligations and the Hedge Obligations (subject to the provisions set forth in the definition of Mortgages) shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents, and in each case subject to Permitted Liens. The initial Collateral Properties are listed on Schedule 5.3.

§5.2 Appraisals; Adjusted Value.

(a) In the event that Borrowers elect to extend the Maturity Date as provided in §2.12, at Agent’s option, or at the direction of the Required Lenders, the Agent may, on behalf of the Lenders, obtain current Appraisals of each of the Collateral Properties. In any such case, such Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent and Required Lenders, in their reasonable discretion, in order to determine the current Appraised Value of the Collateral Properties, and the Borrowers shall pay to Agent within ten (10) Business Days of demand (but no later than the then applicable Maturity Date) all reasonable and documented costs of such Appraisals.

(b) Without limiting the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Collateral Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall reasonably determine: (i) once during (x) any twelve (12) month period or (y) any time when Agent reasonably determines that a material event has occurred with respect to any Collateral Property to update the Appraised Value of any one or more Collateral Properties for purposes of determining Borrowing Base Availability. The reasonable and documented expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrowers and payable to Agent within ten (10) Business Days of demand, provided that prior to an Event of Default, the Borrowers shall not be required to pay for any Appraisal for any Collateral Property pursuant to this §5.2(b) more than once in any twenty-four (24)-month period.

(c) The Borrowers acknowledge that the Agent and Required Lenders have the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrowers further agree that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrowers’ idea of the value of such property.

§5.3 Addition of Collateral Properties. After the Closing Date, Parent Borrower shall have the right, subject to the consent of the Agent and the Required Lenders and the satisfaction by Parent Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. In the event Parent Borrower desires to add additional Potential Collateral as aforesaid, Parent Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate (which the Agent shall promptly furnish to any Lender requesting same). Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise Parent Borrower whether the necessary Lender consent to the acceptance of such Potential Collateral has been received. If a Lender shall fail to respond to Agent within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:

(i) the proposed Real Estate shall be Eligible Real Estate;

(ii) the owner of the Eligible Real Estate (to the extent not already party to this Agreement) shall have executed a Joinder Agreement and satisfied the conditions of §5.5 and shall have provided all “know your customer” and other materials reasonably requested by Agent to ensure that each such Person is in compliance with §6.1(e);

(iii) Parent Borrower or the owner of the Eligible Real Estate shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent and the Required Lenders together with an executed Borrowing Base Availability Certificate in the form of Exhibit F;

(iv) after giving effect to the inclusion of such Potential Collateral in connection with each requested Advance, each of the representations and warranties made by or on behalf of the Borrowers or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the addition to (or replacement of) the Collateral properties (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Parent Borrower to such effect;

(v) the Borrowers shall have designated such Real Estate as a Collateral Property; and

(vi) Approval of the inclusion of such Eligible Real Estate as a Collateral Property by the Agent and the Required Lenders.

Notwithstanding the foregoing, in the event such Subsidiary Borrower Collateral or Potential Collateral does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii) and (iv) of this §5.3 have been satisfied, such Subsidiary Borrower Collateral or Potential Collateral shall be included as Collateral and constitute Eligible Real Estate so long as the Agent shall have received the prior written consent of the Required Lenders to the inclusion of such Real Estate as a Collateral Property.

Without limiting the generality of the foregoing, Borrowers acknowledge and agree that Borrowers shall use commercially reasonable efforts to add the specified Potential Collateral listed in Schedule 5.3 to the Collateral within six (6) months after the Closing Date in accordance with the conditions and provisions of this §5.3; provided, however, Borrower shall not be required to add any such Potential Collateral as Borrowers or their Affiliates shall have sold (or have entered into a binding contract to sell) to third parties during such six (6) month period.

§5.4 Release of Collateral Property. Provided no Default or Event of Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 including any paydown of the Loans in connection with the transactions contemplated by this §5.4), the Agent shall release a Collateral Property from the lien or security interest of the Security Documents encumbering the same upon the request of Parent Borrower subject to and upon the following terms and conditions:

(a) The Parent Borrower shall have provided the Agent with written notice of its intention to remove any specified Collateral Property from the Collateral at least five (5) Business Days prior to the requested release (which notice may be revoked by the Parent Borrower at any time);

(b) Parent Borrower shall submit to the Agent with such request an executed Borrowing Base Availability Certificate in the form of Exhibit F hereto and a Compliance Certificate in the form of Exhibit G hereto prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Parent Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the financial covenants referred to therein shall exist after giving effect to such release and if the Borrowers would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent, and with respect to any satisfaction of Mortgage, in proper form for recording;

(d) Borrowers shall pay all reasonable and documented costs and expenses of the Agent in connection with such release, including without limitation, reasonable and documented attorney’s fees of one legal counsel to the Agent;

(e) Borrowers shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2; and

(f) without limiting or affecting any other provision hereof, any release of a Collateral Property (x) will not cause the Borrowers to be in violation of the covenants set forth in §9.8 and (y) unless the Agent is otherwise directed by Required Lenders (at their option), shall be without regard to any Hedge Obligations secured by the Mortgage respecting any such Collateral Property (and each Lender Hedge Provider hereby agrees to be bound by the foregoing provision, notwithstanding any provision herein or in the Security Documents to the contrary).

§5.5 Additional Subsidiary Borrowers. As and to the extent that Parent Borrower shall request that certain Real Estate of a Subsidiary of Parent Borrower be included as a Collateral Property in connection with the request of any Loan as contemplated by §5.3 and such Real Estate is approved for inclusion as a Collateral Property in accordance with the terms hereof, the Parent Borrower shall cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Borrower hereunder. Each such Subsidiary shall be authorized, in accordance with its respective organizational documents, to be a Borrower hereunder and to execute such Security Documents as Agent may reasonably require. In connection with the delivery of such Joinder Agreement, Parent Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6 Release of Certain Subsidiary Borrowers. In the event that all Collateral Properties owned by a Subsidiary Borrower shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Borrower shall be released by Agent from liability under this Agreement.

§5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations in full, in cash, the Agent shall release the Collateral from the lien and security interest of the Security Documents; provided, however, that Agent shall not be required to release such Collateral until such time as (x) Borrower has provided Agent with evidence reasonably satisfactory to Agent confirming the discharge, assumption or other satisfaction of all Hedge Obligations secured by the Collateral (subject to the provisions set forth in the definition of Mortgages) or (y) Required Lenders, at their option, direct Agent to release such Collateral, notwithstanding that any such Hedge Obligations may then remain outstanding (and each Lender Hedge Provider hereby agrees to be bound by any such direction of Required Lenders, notwithstanding any provision herein or in the Security Documents to the contrary).

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of the funding of any Loan hereunder:

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Parent Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of the State of Delaware. Parent Guarantor is a Maryland corporation duly incorporated pursuant to its articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of the State of Maryland. IR OpCo is a Delaware limited liability company organized pursuant to its certificate of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of the State of Delaware. Each of Parent Borrower and each Guarantor (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (ii) is in good standing in its jurisdiction of organization or formation and in each other jurisdiction where a failure to be so qualified in such other jurisdiction would be reasonably likely to have a Material Adverse Effect.

(b) Subsidiaries. Each of the Subsidiary Borrowers (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (iii) is in good standing and is duly authorized to do business in its jurisdiction of organization or formation and in each jurisdiction where a Collateral Property owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties is a party and the transactions contemplated hereby and thereby (i) are within the corporate or other organizational authority of the Loan Parties, (ii) have been duly authorized by all necessary actions on the part of the Loan Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party, in each case except as would not be reasonably likely to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, limited liability company agreement, articles of incorporation or other charter documents or bylaws of any Loan Party, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Loan Party other than Permitted Liens, and (vi) do not require the approval or consent of any Governmental Authority other than those already obtained and delivered to Agent or except as would not reasonably be likely to have a Material Adverse Effect.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Loan Parties is a party are valid and legally binding obligations of the Loan Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

(e) Foreign Assets Control. To the knowledge of each Loan Party, none of the Loan Parties or any Subsidiaries of the Loan Parties: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. To the knowledge of each Loan Party, each Loan Party and its respective officers, employees, directors and agents, are in compliance, in all material respects, with Anti-Corruption Laws and applicable Sanctions. No use of the proceeds of any Loan or Letter of Credit will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not be reasonably likely to result in a Material Adverse Effect.

§6.3 Title to Collateral Properties. Except as indicated on Schedule 6.3 hereto or as set forth in the applicable Title Policies and except for other adjustments that are not material in amount, Subsidiary Borrowers own in fee simple or ground lease the Collateral Properties free and clear of Liens, except for Permitted Liens.

§6.4 Financial Statements. Parent Guarantor has furnished to Agent on or prior to the Closing Date: (a) the consolidated balance sheet of Parent Guarantor and its Consolidated Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of Parent Guarantor, (b) as of the Closing Date, an unaudited statement of Property NOI for each of the Collateral Properties (if any) for the most recent period then ended (and available) certified by the chief financial or accounting officer of Parent Borrower as fairly presenting in all material respects the Property NOI for such parcels for such periods, and (c) certain other financial information relating to the Borrowers and the Real Estate (including, without limitation, the Collateral Properties). Such balance sheet and statement have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of Parent Guarantor and its Consolidated Subsidiaries as of such dates and the consolidated results of the operations of Parent Guarantor and its Consolidated Subsidiaries for such periods.

§6.5 No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4(a), as applicable, except as otherwise disclosed in writing to Agent, there has occurred no materially adverse change in the financial condition, or business of the Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Parent Guarantor as of the Balance Sheet Date (or as of the last day of the fiscal year of Parent Guarantor most recently ended, as applicable), or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes that have not and would not be reasonably likely to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no material adverse change in the financial condition, operations or business activities of any of the Collateral Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6 Franchises, Patents, Copyrights, Etc. To the knowledge of the Borrowers, the Borrowers possess all franchises, patents, copyrights, trademarks, trade names, service marks,

licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where failure to possess such franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and any rights in respect of the foregoing, would not be reasonably likely to have a Material Adverse Effect.

§6.7 Litigation. Except as stated on Schedule 6.7, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrowers threatened against any Borrower before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, in each case which would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.7 as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting any Borrower or any Collateral Property individually or in the aggregate in excess of $5,000,000.00.

§6.8 No Material Adverse Contracts, Etc. To the knowledge of the Borrowers, none of the Loan Parties is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Borrowers, none of the Loan Parties is a party to any contract, agreement, or instrument that has or would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Borrowers, no event of default or unmatured event of default under any of the Borrowers’ or Guarantor’s financial obligations exists at the time of, or after giving effect to the making of, the Loans under the Facility that has or would be reasonably likely to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. To the knowledge of the Borrowers, none of the Loan Parties is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or would be reasonably likely to have a Material Adverse Effect.

§6.10 Tax Status. Except as would not reasonably be likely to have a Material Adverse Effect, each of the Borrowers (a) has made or filed all federal and state income and all other material Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Borrowers or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. In each case, except as would not reasonably be likely to have a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Borrowers or their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of Borrowers threatened with respect to any Tax returns filed by Borrowers or their respective Subsidiaries.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Loan Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to the knowledge of the Borrowers, there is no financing statement (but excluding any financing statements that may be filed against any Borrower without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrowers or any of their Subsidiaries or Affiliates or, to the best knowledge of Borrowers, any other Person other than Permitted Liens described in §8.2.

§6.15 Reserved.

§6.16 Employee Benefit Plans. Except as would not reasonably be likely to have a Material Adverse Effect, each Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan or Multiemployer Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan or Multiemployer Plan. Except as would not reasonably be likely to result in a Material Adverse Effect, neither any Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Multiemployer Plan or Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither any Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Plan, or made any amendment to any Multiemployer Plan or Plan, which has resulted or would reasonably be likely to result in the imposition of a Lien. None of the Collateral Properties constitutes a “plan asset” of any Plan or Multiemployer Plan, in each case, that is subject to ERISA.

§6.17 Disclosure. All information, taken as a whole, contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by any Borrower or any Guarantor (other than projections, estimates, budgets, and other forward-looking information), is and will be, to the best of the Borrowers’ or Guarantors’ knowledge, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. Without limiting the foregoing, the written information, reports and other papers and data with respect to the Borrowers, any Subsidiary or the Collateral Properties (other than projections and estimates) furnished to the Agent or the Lenders by the Borrowers or Guarantor in connection with this Agreement was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties.

§6.18 Trade Name; Place of Business. No Borrower uses any trade name and conducts business under any name other than its actual name (and Independence Realty Trust, Inc. or abbreviations thereof) set forth in the Loan Documents. The principal place of business of the Borrowers, as of the Closing Date, is Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Collateral Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, Borrowers make the following representations and warranties:

(a) To the knowledge of the Borrowers, none of the Collateral Properties nor any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would be reasonably likely to have a Material Adverse Effect.

(b) None of the Borrowers has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances, which in the case of any of the matters set forth in this §6.20(b) involves a Collateral Property and would be reasonably likely to have a Material Adverse Effect.

(c) (i) To the knowledge of the Borrowers, no portion of the Collateral Properties is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance, in all material respects, with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral Properties except those which are being operated and maintained, and, if required, remediated, in compliance, in all material respects, with Environmental Laws; (ii) in the course of any business activities conducted by the Borrowers, their respective Subsidiaries or, to the Borrowers’ knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Collateral Properties except in the ordinary course of Borrowers’ or its tenants’ and operators’ business and in compliance, in all material respects, with applicable Environmental Laws; (iii) to Borrowers’ knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrowers’, its tenants’ or operators’ business and, in any event, in compliance, in all material respects, with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Collateral Properties, which Release would be reasonably likely to have a Material Adverse Effect; (iv) to Borrowers’ knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Properties which, through soil or groundwater contamination, have come to be located on the Collateral Properties, and which would be reasonably likely to have a Material Adverse Effect; and (v) to Borrowers’ knowledge, any Hazardous Substances that have been generated on any of the Collateral Properties have been transported off site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be likely to have a Material Adverse Effect.

(d) [Reserved].

(e) To the knowledge of the Borrowers, there are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Collateral Properties except where such existence would not reasonably be likely to have a Material Adverse Effect.

(f) The Borrowers have not received any written notice from any party that any use, operation, or condition of any Collateral Properties has caused any adverse condition on any other property that would reasonably be likely to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Borrower have actual knowledge of any existing facts or circumstances that could reasonably be likely to form the basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the Closing Date, all of the Subsidiary Borrowers, the form and jurisdiction of organization of such Subsidiary Borrowers, and the owners of the direct ownership interests therein. On the Closing Date, no Person owns any legal, equitable or beneficial interest in any of the Subsidiary Borrowers except as set forth on such Schedule. As of the Closing Date, the Parent Guarantor owns in excess of 94% of the Equity Interests in the Parent Borrower.

§6.22 Leases. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Collateral Property in the Collateral with respect to all Leases of any portion of the Collateral Property has been provided to the Agent. To the knowledge of Borrowers, all Leases respecting the Collateral Properties comply with the provisions of §7.13.

§6.23 Property. Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof or in connection with the inclusion of any applicable Collateral Property, to the knowledge of the Borrowers all of the Collateral Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear and damage from casualty or condemnation, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space, and except where such defects have not had and would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Borrowers, all of the other Real Estate of the Borrowers and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear and damage from casualty or condemnation, except for such portion of such Real Estate which is not occupied by any tenant and except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, each of the Collateral Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws, except in cases that would not reasonably have a Material Adverse Effect. To the knowledge of the Borrowers, all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Collateral Properties are installed to the property lines of the Collateral Properties through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in material compliance with applicable law, except in cases that would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Borrowers, the streets abutting the Collateral Properties are dedicated and accepted public roads, to which the Collateral Properties have direct access or are perpetual private ways (with direct access to public roads) to which the Collateral Properties have direct access subject to Permitted Liens, except in cases that would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Borrowers, there are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Collateral Properties which are payable by any Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, to the knowledge of the Borrowers there are no pending, or threatened or contemplated, eminent domain proceedings against any of the Collateral Properties. Except as otherwise disclosed to Agent in writing, to the knowledge of the Borrowers, none of the Collateral Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty, except in cases that would not reasonably be likely to have a Material Adverse Effect. Except as otherwise disclosed to Agent in writing, to the knowledge of the Borrowers none of the Borrowers has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Collateral Properties or canceling or threatening to cancel any policy of insurance, and each of the Collateral Properties complies with the material requirements of all of the Borrowers’ insurance carriers, except in cases that would not reasonably be likely to have a Material Adverse Effect. Except as otherwise disclosed in writing to Agent, the Borrowers have no Management Agreements for any of the Collateral Properties. To the knowledge of the Borrowers, there are no material claims in respect of any Collateral Property or its operation by any party to any service agreement or Management Agreement. To the knowledge of the Borrowers, no person or entity has any right or option to acquire any Collateral Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Borrowers.

§6.24 Brokers. None of the Borrowers or any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. Without limiting the provisions of §8.1 or §8.2, none of the Borrowers is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other Indebtedness of any Borrower.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, the Loan Parties, taken as a whole, are Solvent.

§6.27 No Bankruptcy Filing. As of the Closing Date, no Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Loan Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute at least “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Borrower to be a co-borrower of the Loan and of each Guarantor to guarantee the Loan, the Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable the Borrowers to have available financing to conduct and expand their business. The Loan Parties further acknowledge and agree that the Loan Parties constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30 OFAC. None of the Borrowers is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism. In addition, Borrowers hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31 REIT Status. Parent Guarantor is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

§7.	AFFIRMATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1 Punctual Payment. The Borrowers will duly and punctually pay or use commercially reasonable efforts to cause to be paid (but without limiting the provisions of §4.12, §12.1(a), and/or §12.1(b)) the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2 Maintenance of Office. The Loan Parties will maintain their respective chief executive office at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to the Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Loan Parties will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) maintain, in all material respects in accordance with GAAP, adequate accounts and reserves for the payment of all Taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither any Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required or permitted by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4 Financial Statements, Certificates and Information. Borrowers will deliver or cause to be delivered to the Agent which the Agent shall promptly deliver to each of the Lenders:

(a) not later than one hundred twenty (120) days after the end of each fiscal year, the audited Consolidated balance sheet of the Parent Guarantor and its Subsidiaries at the end of such fiscal year, and the related audited Consolidated statements of income, and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report and opinion prepared without qualification as to the scope of the audit by KPMG or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of Parent Borrower and its Subsidiaries;

(b) not later than sixty (60) days after the end of each fiscal quarter (or ninety (90) days in the case of fiscal year end) of each fiscal year, copies of the unaudited Consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of the Parent Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in all material respects in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of Parent Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the Parent Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above an executed Borrowing Base Availability Certificate in the form of Exhibit F hereto and a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of Parent Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. Parent Guarantor shall submit with the Compliance Certificate a Borrowing Base Availability Certificate in the form of Exhibit F hereto pursuant to which the Parent Guarantor shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding calendar quarter. All income, expense, debt and value associated with Real Estate or other Investments acquired or disposed of during any fiscal quarter will be added or eliminated from calculations, on a pro forma basis, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Property NOI for such fiscal quarter for each of the Collateral Properties, prepared on a basis materially consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of Parent Guarantor that the information contained in such statement fairly presents in all material respects Property NOI of the Collateral Properties for such periods;

(d) [Reserved];

(e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Collateral Properties and a summary thereof in form reasonably satisfactory to Agent as of the end of each fiscal quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Collateral Properties for each such fiscal quarter and year to date and a consolidated operating statement for the Collateral Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging report;

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon reasonable request by Agent, a statement (i) listing the Collateral Properties owned by the Borrowers including the property name, location, number of units, Operating Property Value (including the applicable methodology for calculating value), Adjusted NOI and any applicable indebtedness secured thereby

(g) [Reserved];

(h) from time to time such other financial data and information in the possession of the Borrowers (including without limitation finalized auditors’ management letters, status of material litigation or material investigations against the Borrowers and any settlement discussions relating thereto (unless the Borrowers in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports with respect to the Collateral Properties and information as to zoning and other legal and regulatory changes affecting the Collateral Properties) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material. Upon the request of Agent, Borrowers shall deliver paper copies thereof to Agent and the Lenders. Borrowers authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrowers release Agent and the Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct).

§7.5 Notices.

(a) Defaults. The Borrowers will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would be reasonably likely to have a Material Adverse Effect, the Borrowers shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrowers will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Collateral Property and would reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Collateral Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, in each case which would be reasonably likely to have a Material Adverse Effect.

(d) Notice of Litigation and Judgments. The Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Loan Party or to which any Loan Party is a party involving an uninsured claim against any Borrower that could reasonably be likely to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrowers will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent within ten (10) days of any single judgment not covered by insurance, whether final or otherwise, against any Borrower or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(e) ERISA. The Borrowers will give notice to the Agent within ten (10) Business Days after the Borrowers or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Plan or Multiemployer Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be likely to have a Material Adverse Effect.

(f) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Loan Parties will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrowers will preserve and keep in full force and effect all of their rights and franchises, except where failure to do so would reasonably be likely to have a Material Adverse Effect.

(b) Each Borrower (i) will operate the Collateral Properties in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with such Borrowers’ or Subsidiary’s prudent business judgment, (ii) will cause all of the Collateral Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear and casualty excepted) and supplied with all necessary equipment, and (iii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such Collateral Properties, in each case under (i), (ii), or (iii) above in which the failure to do so would have a Material Adverse Effect. Without limitation of the obligations of the Borrowers under this Agreement with respect to the maintenance of the Collateral Properties, the Borrowers shall comply, in all material respects, with the reasonable recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Collateral Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrowers with respect to the Collateral Property.

§7.7 Insurance; Condemnation.

(a) The Borrowers will, at their expense, procure and maintain for the benefit of the Lenders and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Collateral Property:

(i) All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery or “breakdown” coverages) on each Building owned by the Borrowers in an amount not less than the full insurable replacement cost of each Building. As approved by Agent in its reasonable discretion, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not exceed $250,000.00 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii) If not covered by or under the terms or provisions of the policies required in clause (i) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by Borrowers’ property insurance, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) If not insured by the flood insurance required under (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year;

(v) Commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, (including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000.00 for personal injury and advertising injury;

(vi) Umbrella liability insurance with limits of not less than $10,000,000.00 to be in excess of the limits of the insurance required by clause (v) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and

(vii) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Property.

The Borrowers shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Property provided for in clauses (v), (vi) and (vii) shall name or contain provisions granting coverage to the Agent and each Lender as an additional insured and shall contain a cross liability/severability provisions. The insurance policies provided for in clauses (i),

(ii) and (iii) above as to each Collateral Property shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance reasonably acceptable to the Agent. The Borrowers shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrowers shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrowers shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Agent; provided, however, if Borrowers are continuing insurance renewal negotiations at such date, then upon Agent’s request, Borrowers shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b) All policies required by clauses (i), (ii) and (iii), above shall contain standard mortgagee clauses or endorsements to the effect that (i) no act or omission of the Borrowers or anyone acting for the Borrowers (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) such policies shall not be canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days’ prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Agent, and (iii) that the Agent or the Lenders shall have the right but not any obligation to pay any premiums thereon or any assessments thereunder, and to file claims; and under all policies, (ii) the insurer waives any right of subrogation, (iii) such insurance is primary and without right of contribution from any other insurance which may be available.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrowers and other Persons not included in the Collateral Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a lender’s loss payable endorsement favoring the Agent with respect to property insurance and a per location aggregate that applies to the commercial general liability insurance.

(d) All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Collateral Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e) No Borrower shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to any Collateral Property in excess of that amount which Agent reasonably determines to be equal to the lesser of (1) twenty percent (20%) of the amount of the Appraised Value of such Collateral Property (based on the then most recent Appraisal of such Collateral Property) and (2) $10,000,000.00, the Borrowers shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of (g) below, each Borrower hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable and documented expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim, (i) Agent agrees not to exercise (and the Required Lenders shall not request Agent to exercise) the above-referenced authorization and empowerment as attorney in fact for the applicable Borrower, and (ii) the applicable Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the applicable Borrower may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Borrower may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than that amount which Agent reasonably determines to be equal to the lesser of (1) twenty percent (20%) of the amount of the Appraised Value of such Collateral Property (based on the then most recent Appraisal of such Collateral Property) and (2) $5,000,000.00, so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim. Subject to the provisions of (g) below, the Borrowers further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Collateral Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Collateral Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Collateral Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.

(g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make Insurance Proceeds and Condemnation Proceeds available to the Borrowers to reconstruct and repair the Collateral Property, in accordance with such customary terms and conditions as the Agent may reasonably prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent) or the applicable Borrower is required under any applicable lease to restore the property and the failure to do so would constitute a default under such lease, (ii) no Event of Default shall have occurred and be continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), (iii) the Borrowers shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Collateral Property will provide the Agent with adequate security for the Obligations (which security should be deemed adequate if such security is substantially comparable to the security in place prior to such casualty or condemnation) (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vi) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (vii) the Agent shall receive customary evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Borrower or the Agent (or the Borrowers shall have provided security for any amounts with respect to which the insurance carrier is asserting any defense to payment), and (viii) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a twenty-five percent (25%) reduction in occupancy or rental income from the Collateral Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a twenty-five percent (25%) reduction in occupancy or in rental income from all of the Collateral Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrowers, or if an Event of Default has occurred and is continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Collateral Property is sold or the Collateral Property is acquired by the Agent, all right, title and interest of the Borrowers in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy) and in and to the proceeds thereof resulting from loss or damage to the Collateral Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrowers or purchaser of the Collateral Property.

§7.8 Taxes; Liens. The Subsidiary Borrowers will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material Taxes, material assessments and other material governmental charges imposed upon them or upon the Collateral

Properties, as well as all material claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of the Collateral or other material property of a Subsidiary Borrower; provided that any such Tax, assessment, charge or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property (such that in the reasonable determination of Agent neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding) and such Subsidiary Borrower or the Parent Borrower shall have set aside on its books adequate reserves for such Tax, assessment, charge or claim in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such Tax, assessment, charge or claim. With respect to all other material Real Estate of the Consolidated Group, the Parent Borrower shall pay and discharge (or shall cause to be paid and discharged) as the same shall become due and payable all material Taxes, material assessments and other material governmental charges or claims upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Consolidated Group or (b) the failure to do so would not have a Material Adverse Effect.

§7.9 Inspection of Collateral Properties and Books. The Borrowers will permit the Agent and the Lenders, at the Borrowers’ expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Collateral Properties during normal business hours, to examine the books of account of the Borrowers (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Agent shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrowers.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrowers will comply in all material respects with (i) all applicable laws (including without limitation Anti-Corruption Laws and applicable Sanctions) and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be likely to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrowers or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except to the extent any failure by Borrowers to do so would not be reasonably likely to have a Material Adverse Effect. Borrowers shall develop and implement such programs, policies and procedures as are necessary to comply, in all material respects, with the Patriot Act and Anti-Corruption Laws.

§7.11 Further Assurances. The Borrowers will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Agent may reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Management. The Borrowers shall not enter into any Management Agreement with a third-party manager (other than Parent Guarantor or any of its Affiliates) for a Collateral Property without the prior written consent of the Agent (which shall not be unreasonably withheld or delayed), and after such approval, no such Management Agreement shall be modified in a manner materially adverse to the interests of the Lenders without the prior written consent of the Agent (which shall not be unreasonably withheld or delayed). Agent may condition any approval of a new Management Agreement upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreements described on Schedule 7.12 hereto relating to the initial Collateral Properties and any Qualified Managers are approved by Agent.

§7.13 Leases of the Property. The Parent Borrower shall use commercially reasonable efforts to cause the Subsidiary Borrowers to comply, in all material respects, with the following terms with respect to each Lease of a residential unit in a Collateral Property: such Lease (1) (a) shall contain terms and conditions which are substantially similar to (i) the applicable Subsidiary Borrower’s customary form lease of residential units or (ii) a form lease for residential units which is customary in the multi-family housing industry; (b) shall reflect an arm’s length transaction at no less than ninety percent (90%) of the then-current market rate for comparable space; (c) shall be for a term not greater than twenty-seven (27) months, and (d) shall materially comply with all applicable laws, including with respect to all security deposits and pre-paid rent under each such Lease, (2) is entered into in the ordinary course of such Subsidiary Borrower’s business and is consistent with past practice, (3) is consistent with a majority of the other leases then being entered into in the multi-family housing industry, or (4) is reasonably approved in writing by the Agent.

§7.14 Business Operations. The Consolidated Group will not engage to any material extent in any business if, as a result, the general nature of the business in which the Consolidated Group, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Consolidated Group, taken as a whole, are engaged on the date of this Agreement.

§7.15 [Reserved].

§7.16 Ownership of Real Estate. Without the prior written consent of Agent, the Collateral Property of any Subsidiary Borrower shall be owned or leased directly by such Subsidiary Borrower.

§7.17 [Reserved].

§7.18 Plan Assets. The Borrowers shall use commercially reasonable efforts to do, or cause to be done, all things necessary to ensure that none of the Collateral Properties will be deemed to be Plan Assets at any time.

§7.19 Parent Guarantor Covenants. Borrowers shall use commercially reasonable efforts to cause Parent Guarantor to comply with the following covenants (and by its execution and delivery of the Guaranty, Parent Guarantor covenants and agrees that):

(a) Parent Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Parent Borrower which would result in a Change of Control;

(b) Parent Guarantor shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets, except to the extent permitted by §8.4;

(c) Parent Guarantor shall maintain at least one class of common shares having trading privileges on the New York Stock Exchange or the NYSE MKT LLC or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System; and

(d) Parent Guarantor will at all times comply with all applicable provisions of the Code necessary to allow Parent Guarantor to qualify for status as a real estate investment trust.

§7.20 [Reserved].

§7.21 Keepwell. Each Loan Party that is a Qualified ECP Loan Party at the time any Specified Loan Party either becomes jointly and severally liable for any Hedge Obligations pursuant to the terms of this Agreement or grants a security interest to secure Hedge Obligations, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedge Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Loan Party’s obligations and undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Loan Party under this paragraph shall remain in full force and effect until all Obligations have been paid in full, in cash. Each Borrower intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act and applicable CFTC Regulations.

§8.	NEGATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1 Restrictions on Indebtedness.

The Loan Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) (A) Indebtedness to (x) the Lenders arising under any of the Loan Documents, (y) Hedge Obligations to a Lender Hedge Provider, and (z) to any counterparty other than a Lender Hedge Provider with respect to any Derivative Contracts made in the ordinary course of business (and not for speculative purposes) which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents; and (B) Indebtedness evidenced by the Specified Interim Term Loan Facility (including, without limitation, any Hedge Obligations in respect thereof);

(ii) current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iv) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi) Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith; and

(vii) Recourse Indebtedness (whether unsecured or Secured Recourse Indebtedness) of the Parent Borrower, the Parent Guarantor, or IR OpCo as and to the extent expressly permitted (and subject to the limitations set forth) in §9.6;

(viii) (a) the Indebtedness set forth on Schedule 8.1 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness, (b) Indebtedness (including Capitalized Leases) financing the acquisition or replacement of equipment and, limited as to each of the Subsidiary Borrowers, to $25,000.00 per fiscal year, and (c) intercompany Indebtedness of the Loan Parties outstanding from time to time; provided that all such intercompany Indebtedness of any Loan Party owed to any Subsidiary of Parent Guarantor that is not a Loan Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(ix) Non-Recourse Indebtedness entered into in the ordinary course of business of the Loan Parties (other than a Subsidiary Borrower) (including, without limitation, any Indebtedness referred to in the proviso to the definition of Secured Recourse Indebtedness);

(x) [Reserved];

(xi) Recourse Indebtedness consisting of the Non-Recourse Exclusions in respect of Non-Recourse Indebtedness permitted to be incurred pursuant to §8.1(ix);

(xii) subject to the provisions of §9.6, Indebtedness of the Loan Parties (other than a Subsidiary Borrower) in an amount not to exceed $100,000.00 in the aggregate assumed in connection with an Investment permitted by this Agreement and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that, (A) immediately after giving effect to such Indebtedness, no Event of Default exists or is continuing or would result therefrom, and (B) such Indebtedness is and remains solely the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Investment;

(xiii) (a) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims) and (b) Indebtedness represented by letters of credit, to the extent such letters of credit support Indebtedness otherwise permitted under this §8.1(xiii);

(xiv) Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with any Investments permitted pursuant to this Agreement;

(xv) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(xvi) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(xvii) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Guarantor and its Subsidiaries incurred in the ordinary course of business or in connection with any Investments permitted pursuant to this Agreement;

(xviii) obligations, under cash management agreements, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(xix) Indebtedness comprising take or pay obligations contained in supply agreements entered into the ordinary course of business; and

(xx) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of §8.1(i) through §8.1(xix) above.

§8.2 Restrictions on Liens, Etc. The Loan Parties, respectively and as applicable, will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction, or other security interest of any kind upon (i) the Collateral Properties, (ii) any direct or indirect Equity Interests in (A) any Subsidiary Borrower held by the Parent Borrower or IR OpCo, or (B) in the Parent Borrower held by the Parent Guarantor, or (iii) any Subsidiary Borrower’s material respective property or assets of any character whether now owned or hereafter acquired, or upon such Subsidiary Borrowers’ interest in the income or profits therefrom; (b) transfer any of their material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other material obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Collateral Properties over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Loan Parties, respectively as applicable, may create or incur or suffer to be created or incurred or to exist:

(i) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business, in each case to the extent not yet due or not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by the Loan Parties in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv) judgment liens and judgments that do not constitute an Event of Default;

(v) Liens consisting of pledges and/or security interests (x) in the Equity Interests of any Subsidiary of Parent Guarantor which is not a Borrower or IR OpCo or (y) in the assets or properties of any Person which is the direct or indirect holder of Equity Interests in any Subsidiary of Parent Guarantor which is not a Borrower or IR OpCo, in each case securing Indebtedness which is not prohibited by §8.1;

(vi) encumbrances on a Collateral Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vii) (A) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; (B) Liens in favor of the agent and the lenders under the documentation in respect of the Specified Interim Term Loan Facility (provided, however, that no pledges of any Equity Interests in the Subsidiary Borrowers shall be permitted and only pledges of Distributions on account of such Equity Interests shall be allowed); and (C) Liens to secure the obligations in respect of Derivatives Contracts permitted to be entered into pursuant to §8.1(i)(A)(z) hereof, but in no event secured by a Lien on the Collateral;

(viii) Liens and encumbrances on a Collateral Property expressly permitted under the terms of the Mortgage relating thereto;

(ix) Liens securing or entered into in connection with any Indebtedness permitted under §8.1(vii), §8.1(viii), §8.1(ix), §8.1(x), §8.1(xi), and §8.1(xii), and in each case any Refinancing thereof as Permitted Refinancing Indebtedness, in each case to the extent applicable (and subject to the limitations set forth in §9.6), but in no event secured by any Lien on the Collateral;

(x) Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;

(xi) Liens or deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xii) leases or subleases granted in the ordinary course of business to others, and, any interest or title of a lessor under any lease not in violation of this Agreement;

(xiii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xv) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or Section 4-208 of the Uniform Commercial Code) or any comparable or successor provision on items in the course of collection, and (b) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvi) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(xvii) Liens solely on any cash earnest money deposits made by a Borrower in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xviii) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xix) operating leases of vehicles or equipment which are entered into in the ordinary course of the business or otherwise permitted under this Agreement;

(xx) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of Borrowers under Environmental Laws to which any such Person is subject; and

(xxi) (A) other than with respect to any Subsidiary Borrower: to the extent constituting negative pledges, Liens consisting of (a) contractual obligations that exist on the date hereof and any agreement evidencing any permitted renewal, extension or refinancing of such contractual obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation, (b) contractual obligations relating to any Permitted Lien or any asset sale or other disposition not prohibited by this Agreement and relate solely to assets or Persons subject to such Permitted Lien, asset sale or disposition, (c) contractual obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (d) contractual obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Paragraph 8.1 above, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof, (e) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (f) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above, to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with an Investment permitted by this Agreement, only to the Person incurring or guaranteeing such Indebtedness, (g) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrowers, (h) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (i) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit; and (B) in respect of any Subsidiary Borrower, to the extent constituting negative pledges, Liens consisting of (a) contractual obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under §8.1 above (to the extent permitted to be incurred by a Subsidiary Borrower), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof (but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (b) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (c) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above (to the extent permitted to be incurred by a Subsidiary Borrower), to the extent that such restrictions apply only to the property or assets securing such Indebtedness (but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (d) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Subsidiary Borrower, (e) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (f) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit.

§8.3 Restrictions on Investments. From and after the Closing Date, the Parent Borrower shall not, nor shall it permit any of the other Loan Parties to, engage in any material line of business other than the businesses engaged in by the Loan Parties, respectively, on the Closing Date and similar, incidental, complementary, ancillary or related businesses and Investments. In furtherance of the foregoing, the Parent Borrower shall not permit Investments by Parent Borrower, Parent Guarantor, and IR OpCo in Unimproved Land, in Construction in Process, in Other Real Estate Investments, and in Non-Wholly-Owned Subsidiaries (including real estate funds or privately held companies) exceeding the following limits set forth below:

(i) Investments in Unimproved Land not to exceed five percent (5%) of Gross Asset Value;

(ii) Investments in Construction in Process not to exceed ten percent (10%) of Gross Asset Value;

(iii) Investments consisting of Other Real Estate Investments not to exceed five percent (5%) of Gross Asset Value; and

(iv) Investments in Non-Wholly Owned Subsidiaries (including real estate funds or privately held companies) not to exceed ten percent (10%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the Investments of Parent Borrower, the Parent Guarantor, and IR OpCo described in §8.3(i) through (iv) above exceed twenty percent (20%) of Gross Asset Value at any time; provided, further, that a violation of the restrictions set forth in this §8.3 (including the restriction set forth above in this sentence) shall not result in a Default hereunder, but the excess value of any such restricted Investment(s) shall be excluded when calculating Gross Asset Value.

For the purposes of this §8.3, the Investment of Parent Borrower, the Parent Guarantor, or IR OpCo in any Non-Wholly Owned Subsidiary will equal (without duplication) the sum of (i) such Person’s pro rata share of their Non-Wholly Owned Subsidiary’s Investment in Real Estate assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4 Merger, Consolidation. No Loan Party will dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, consolidate or consummate any other business combination, in each case without the prior written consent of the Required Lenders, except (i) for the merger or consolidation of one or more of the Subsidiaries of Parent Borrower (other than any Subsidiary that is a Subsidiary Borrower) with and into Parent Borrower (it being understood and agreed that in any such event Parent Borrower will be the surviving Person), (ii) for the merger or consolidation of two or more Subsidiaries of Parent Borrower, (iii) for the merger or consolidation of two or more Subsidiary Borrowers, (iv) in connection with the release of all Collateral owned by a Subsidiary Borrower, (v) the merger or consolidation of the Parent Borrower or the Parent Guarantor to the extent it does not result in a Change of Control, or (vi) for the Acquisition and related transactions under the Acquisition Agreement.

§8.5 [Reserved].

§8.6 Compliance with Environmental Laws. None of the Subsidiary Borrowers will do any of the following: (a) use any of the Collateral Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Borrower’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Collateral Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Collateral Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Collateral Properties or use any Collateral Properties in any manner that would reasonably be likely to cause a Release of Hazardous Substances on, upon or into the Collateral Properties or any surrounding properties which would reasonably be likely to give rise to material liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all material Environmental Laws) in connection with any Collateral Properties, except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be likely to have a Material Adverse Effect.

The Subsidiary Borrowers shall:

(i) in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Collateral Property, take all reasonable action as required by such Laws, and

(ii) if any Release or disposal of Hazardous Substances which Subsidiary Borrowers are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by the Borrowers), the relevant Borrower shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Collateral Property in material compliance with all applicable Environmental Laws; provided, that each of the Borrowers shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred and be continuing hereunder, the Agent may at its reasonable election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Collateral Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Collateral Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Collateral Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws or which otherwise may expose such Person to liability under Environmental Laws, or that any of the Collateral Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrowers shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All reasonable and documented expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrowers.

§8.7 [Reserved].

§8.8 Asset Sales. The Subsidiary Borrowers will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.

§8.9 Collateral Properties. No Subsidiary Borrower will:

(a) use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Collateral Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance, in each case in any manner which would have a Material Adverse Effect;

(b) [Reserved];

(c) without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Collateral Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner (ii) execute or file any subdivision plat or condominium declaration affecting any Collateral Property, or (iii) consent to the annexation of any Collateral Property to any municipality;

(d) [Reserved];

(e) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), grant to any third party the right to any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Collateral Property regardless of the depth thereof or the method of mining or extraction thereof;

(f) without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), surrender the leasehold estate created by any applicable Ground Lease (accepted by the Agent and the Lenders) respecting a Collateral Property or terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing, in a manner materially adverse to the interests of the Lenders.

§8.10 Restriction on Prepayment of Indebtedness. No Subsidiary Borrower will (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness that is junior in right of payment to the Obligations, except in accordance with the subordination provisions applicable thereto; provided, that the foregoing shall not prohibit (x) any Permitted Refinancing Indebtedness, (y) the prepayment, redemption, defeasance or other retirement of Indebtedness which is financed solely from the proceeds of a new loan or external equity which would otherwise be permitted by the terms of §8.1; and (z) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or external equity; and (b) modify any document evidencing any Indebtedness that is junior in right of payment to the Obligations to accelerate the maturity date of such Indebtedness after the occurrence and during the continuance of an Event of Default.

§8.11 Zoning and Contract Changes and Compliance. Without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, no Subsidiary Borrower shall initiate or consent to any zoning reclassification of any of its Collateral Property or seek any material variance under any existing zoning ordinance or use or permit the use of any Collateral Property in any manner that could result in such use becoming a material non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. No Subsidiary Borrower shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Collateral Property, subject in each case to Permitted Liens.

§8.12 Derivatives Contracts No Subsidiary Borrower shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations). All Derivative Contracts (including, without limitation, any and all guarantees provided in connection therewith) shall at all times be in compliance, in all material respects, with the Commodity Exchange Act and all CFTC Regulations.

§8.13 Transactions with Affiliates. No Subsidiary Borrower shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any member of the Consolidated Group), except (i) transactions in connection with the Management Agreements, (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iii) Indebtedness permitted under §8.1(viii) or §8.1(ix), (iv) the consummation of the Transactions contemplated by the Acquisition Agreement, including the Acquisition, the Specified Interim Term Loan Facility and the payment of fees and expenses relating thereto, (v) Investments permitted under §8.3, and Distributions permitted under §7.17 and §9.4 and (vi) the issuance of Equity Interests by the Parent Guarantor or any other applicable Loan Party.

§8.14 Management and Advisory Fees. Other than fees set forth on Schedule 8.14 attached hereto, Borrower and Subsidiary Borrowers, respectively as applicable, shall not pay, and shall not permit to be paid, (x) any fees or payments (other than actual management fees or other payments under any Management Agreement in the ordinary course) for any Collateral

Property to any manager that is an Affiliate of any Borrower (subject at all times to Agent’s right to terminate any such Management Agreement in accordance with the terms and conditions of each Assignment of Management Agreement) and/or (y) any advisory fees or other payments in excess of fifty percent (50%) of those payable in the ordinary course pursuant to that certain Second Amended and Restated Advisory Agreement dated May 7, 2013, as amended, with Independence Realty Advisors, LLC , in the event that an Event of Default shall have occurred and be continuing.

§9.	FINANCIAL COVENANTS.

The Borrowers covenant and agree that, so long as any Loan, Letter of Credit, or Note is outstanding or any Lender has any obligation to make any Loans (or participate in the issuance of any Letter of Credit), the Loan Parties shall comply with the following covenants, with such compliance being tested quarterly, as of the close of each fiscal quarter.

§9.1 Maximum Consolidated Leverage Ratio. Parent Guarantor’s Consolidated Leverage Ratio shall not exceed: (x) seventy-two and one half percent (72.5%), from and after the Closing Date through and including September 17, 2016 and (y) sixty-five percent (65%), from and after September 17, 2016.

§9.2 Minimum Consolidated Fixed Charge Coverage Ratio. Parent Guarantor’s Consolidated Fixed Charge Ratio shall not be less than 1.50 to 1.0, determined based on information for the most recent fiscal quarter annualized.

§9.3 Minimum Consolidated Tangible Net Worth. Parent Guarantor’s Consolidated Tangible Net Worth shall not be less than the sum of (x) $333,507,000.00 plus (y) seventy-five percent (75%) of the aggregate proceeds received by the Parent Guarantor or any Borrower (net of reasonable and customary related fees and expenses and net of any intercompany contributions among the Parent Guarantor and its Subsidiaries) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after the Closing Date.

§9.4 Maximum Distributions. Parent Guarantor shall not make any Distributions (a) which, after giving effect to the making of any such Distribution, would exceed an amount equal to (x) one hundred ten percent (110%), for the period from and after the Closing Date through and including September 17, 2017, and (y) one hundred percent (100%), at any time after September 17, 2017, of Funds from Operations of the Consolidated Group for the four (4) fiscal quarter period then most recently ended and (b) at any time that an Event of Default shall exist; provided, however, that so long as no Event of Default under §12.1(a), §12.1(b), §12.1(h), §12.1(i), and/or §12.1(j) shall have occurred and be continuing Distributions shall be permitted to the extent required for the Parent Guarantor to comply with all applicable provisions of the Code necessary or required to allow Guarantor to maintain its status as a real estate investment trust (but, for the avoidance of doubt, if any Event of Default under §12.1(a), §12.1(b), §12.1(h), §12.1(i), and/or §12.1(j) shall have occurred and be continuing, no Distributions shall be permitted).

§9.5 Minimum Liquidity. Consolidated Group shall maintain Liquidity in an amount equal to or greater than Five Million Dollars ($5,000,000.00).

§9.6 Maximum Recourse Indebtedness. The aggregate amount of Recourse Indebtedness (excluding the Obligations under the Facility) of the Parent Guarantor, the Parent Borrower, and IR OpCo shall not exceed:

(a) until such time as the Specified Interim Term Loan Facility is repaid in full: (x) the Indebtedness arising under the Specified Interim Term Loan Facility and (y) an aggregate amount of up to One Million Dollars ($1,000,000.00) at any one time outstanding; and

(b) thereafter, an amount not to exceed five percent (5%) of Gross Asset Value; provided, however, that any Secured Recourse Indebtedness relating to any specific Real Estate shall not exceed an amount greater than seventy-five percent (75%) of the appraised value of such Real Estate asset securing such Secured Recourse Indebtedness as of the date the same is incurred.

§9.7 Maximum Unhedged Variable Rate Indebtedness. The aggregate amount of Unhedged Variable Rate Indebtedness of Consolidated Group shall not exceed thirty percent (30%) of Gross Asset Value.

§9.8 Collateral Properties.

(a) There shall be at all times at least five (5) Collateral Properties and the aggregate Borrowing Base Value shall be at least One Hundred Million Dollars ($100,000,000.00).

(b) The weighted (on a per unit basis) occupancy of the Collateral Properties as a whole, shall not be less than eighty five percent (85%).

§9.9 Business Assets of IRT. At all times not less than ninety percent (90.0%) of the assets of Parent Guarantor shall be held, directly or indirectly, by Parent Borrower or the direct or indirect Subsidiaries of Parent Borrower.

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make Loans or include any Real Estate in the Collateral Properties shall be subject to the satisfaction (or waiver) of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from each Loan Party (and for such constituent entities as is necessary to confirm each Loan Party’s authority to enter into the Loan Documents) a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Collateral Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of each Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrowers and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrowers under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Loan Parties in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrowers shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8 Performance; No Default. The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Borrowers and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11 Eligible Real Estate Qualification Documents.

(a) The Eligible Real Estate Qualification Documents for each Collateral Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at the Borrowers’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate and Borrowing Base Availability Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Property NOI for any Collateral Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Collateral Properties as of the end of the most recent calendar month as to which data and information is available. Notwithstanding the foregoing, the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, Consolidated Tangible Net Worth or any other financial ratio or test (the “Specified Financial Covenants”), shall be calculated on a Pro Forma Basis in determining compliance of such Specified Financial Covenants (x) as of the Closing Date and (y) with respect to the fiscal quarter ending on September 30, 2015; provided, however, (1) in making any determination on a Pro Forma Basis, the calculations shall be made in good faith by an Authorized Officer of the Parent Borrower ; (2) determination of compliance with the Specified Financial Covenants on a Pro Forma Basis, as and when expressly provided above, shall not relate to any other or further date or period of determination with respect to compliance with such Specified Financial Covenants; and (3) the foregoing shall not be deemed or construed to modify, amend, limit, waive, or suspect any of the Specified Financial Covenants, as further provided in §9 or otherwise provided herein.

§10.13 Appraisals. The Agent shall have received Appraisals of each of the Collateral Properties of Borrowers being included as a Collateral Property for the first time in form and substance satisfactory to the Agent and the Lenders, and the Agent shall have determined an Appraised Value for such Collateral Properties.

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Acquisition. The Transactions contemplated in the Acquisition Agreement are simultaneously closing, and the Huntington Bank Credit Facility and the Regions Bank Credit Facility shall be repaid in full and terminated at or prior to the Closing Date.

§10.16 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction (or waiver) of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 and in §5.3 shall continue to be satisfied as of the date upon which any Loan is to be made, provided that this §11.1 shall not require (a) the delivery of any new Appraisal not otherwise specifically required pursuant to the terms hereof, and (b) any Borrower to comply with the conditions set forth in §10.2, §10.3, §10.4, and §10.5 with respect to any Real Estate which has previously been included in the Collateral.

§11.2 Representations True; No Default. The representations and warranties made by the Borrowers and Guarantors, respectively, in the Loan Documents shall be true and correct in all material respects on the date the Loan is made, both immediately before and after the Loan is made, unless such representations and warranties are by their terms limited to a specified date, and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§11.4 Future Advances Tax Payment. In addition to the requirements of §15 hereof, at the reasonable request of the Agent in respect of any affected jurisdiction, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrowers hereunder, the Borrowers will obtain evidence reasonably acceptable to the Agent that any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Properties are located, have been paid.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) Business Days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) [Reserved];

(d) any of the Borrowers shall fail to perform any other term, covenant or agreement contained in §9.1,§9.2, §9.3, §9.4, §9.5, §9.6, §9.7, or §9.9 which they are required to perform;

(e) any of the Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after such Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite such Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of such Borrower’s receipt of Agent’s original notice, then such Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from such Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with §8.4, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under §8.1, §8.2, §8.3, §8.8, or §8.14, the thirty (30) day cure period described above shall be reduced to a period of ten (10) Business Days and no additional cure period shall be provided with respect to such defaults;

(f) any material representation or warranty made by or on behalf of the Borrowers or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made;

(g) Any Borrower or Guarantor (or Subsidiary thereof) defaults under (i) any Recourse Indebtedness in an aggregate amount equal to or greater than $5,000,000.00 with respect to all uncured defaults at any time, or (ii) any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000.00 with respect to all uncured defaults at any time;

(h) any of the Borrowers or Guarantors, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers or Guarantors or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrowers or Guarantors or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any Guarantor or Borrower (or Subsidiary thereof) that, either individually or in the aggregate, exceed in excess of $5,000,000.00;

(l) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrowers, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, and in each case of the foregoing the Borrowers fail to enter into an amendment or modification to the existing Loan Documents or enter into new documentation, each in form and substance reasonably satisfactory to the Agent and Required Lenders, which have the effect of rendering the cancellation, termination, revocation, rescission, illegality, invalidity or unenforceability immaterial;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Loan Parties shall occur or any sale, transfer or other disposition of the assets of any of the Loan Parties shall occur other, in each case, than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be likely to result in liability of any of the Borrowers to pay money to the PBGC or such Plan in an aggregate amount exceeding $5,000,000.00 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be likely to result in the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Plan;

(o) the occurrence of any Change of Control; or

(p) an Event of Default under any of the other Loan Documents shall occur (subject, in any case, to any applicable cure provision set forth in §12.1(e);

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2 Certain Cure Periods. In the event that there shall occur any Default or Event of Default that affects only certain Collateral Property or the owner(s) thereof (if such owner is a Subsidiary Borrower), then the Borrowers may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result of such Default or Event of Default) by electing to have Agent remove such Collateral Property from the calculation of the Borrowing Base Availability (and the Borrowers’ compliance with §3.2 as a result thereof, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default or Event of Default from the Agent or the Required Lenders.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrowers. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrowers terminate the obligation to make Loans to the Borrowers. No termination under this §12.3 shall relieve the Borrowers of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Borrower fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrowers upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrowers shall pay all costs of collection including, but not limited to, reasonable and documented attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrowers, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations (including any Letter of Credit Liabilities, interest, expenses or other obligations incurred after the commencement of a bankruptcy, but excluding Hedge Obligations) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.5(d), §2.7, or §2.10(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b); and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata, and among the Lender Hedge Providers pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations and Hedge Obligations not then due and payable;

(c) Third, to all Hedge Obligations secured by the Mortgages and other Collateral, on a pari passu basis among the Lender Hedge Providers pro rata;

(d) Fourth, to all other Hedge Obligations, on a pari passu basis among the Lender Hedge Providers pro rata; and

(e) Fifth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to the Borrowers and any securities or other property of the Borrowers in the possession of such Lender or any Affiliate may, without notice to any Borrower (any such notice being expressly waived by Borrowers) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrowers and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable and documented fees and expenses of any such Persons shall be paid by the Borrowers.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or such greater number of Lenders as may be required hereunder. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrowers referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrowers or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrowers or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrowers to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrowers. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (ii) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrowers or out of the Collateral within such period with respect to the Collateral Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrowers, (a) Borrowers will enter into leases or rental agreements covering Collateral Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Collateral Property may be subject to a Taking, (c) a Borrower may desire to enter into easements or other agreements affecting the Collateral Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrowers Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrowers’ business.

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15 Borrowers Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrowers, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrowers.

§14.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii) Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender which is a Revolving Credit Lender (x) shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §2.10(e).

(iv) During any period in which there is Revolving Credit Lender which is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to §2.5 and/or §2.10, the “ Revolving Credit Commitment Percentage” of each non-Defaulting Revolving Credit Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Revolving Credit Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Revolving Credit Lender minus (2) the aggregate Outstanding of the Revolving Credit Loans of and Letter of Credit Liabilities held by that Revolving Credit Lender.

(v) During any period that a Lender is a Defaulting Lender, the Borrowers may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans and participations in Letters of Credit and Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Defaulting Lender Cure. If the Borrower, the Agent, Swing Loan Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrowers agree to pay (a) the reasonable and documented costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable and documented fees, expenses and disbursements of one outside counsel to the Agent and one local counsel in each applicable jurisdiction to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable and documented out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral Properties or other Collateral (in connection with each Loan and/or otherwise), the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each Loan hereunder, the issuance of Letters of Credit, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by the Lenders or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrowers (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (f) all reasonable and documented fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented attorneys’ fees and costs of one counsel) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrowers, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger (each, an “Indemnified Person”) against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Properties or the Loans by parties claiming by or through Borrower, (b) any condition of the Collateral Properties or any other Real Estate, (c) any actual or proposed use by the Borrowers of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers, (e) the Borrowers entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Properties or any other Real Estate, (g) with respect to the Borrowers and their respective properties and assets, subject to any limitations set forth in the Indemnity Agreements, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable and documented fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrowers shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities to the extent (a) found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Person’s or any of its Related Persons’ actual bad faith, gross negligence or willful misconduct or (b) being the result from any action, suit, proceeding or investigation solely among Indemnified Persons and not arising out of or in connection with any act or omission of the Loan Parties. For purposes hereof, a “Related Person” of any Indemnified Person means its Affiliates, directors, officers, employees and agents, in each case that are controlled by such Indemnified Person. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel, taken as a whole, and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable and documented fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §16 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder. This §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and the Issuing Lender shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or with respect to the Term Loan Commitment in the event an interest in the Term Loans is assigned; (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Borrower or Guarantor, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Event of Default exists hereunder, Parent Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrowers and Guarantors.

§18.2 Register. The Agent shall maintain on behalf of the Borrowers a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrowers.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrowers, (e) such participant shall be entitled to the benefits of §4.4(b) (subject to the requirements of §4.4(c); it being understood that the documentation required under §4.4(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, provided that such Participant (i) agrees to be subject to the provisions of §4.15 as if it were an assignee under §18.1; and (ii) shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all applicable laws, and (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrowers; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Borrower (except as otherwise permitted under §5.4, §5.6 or §5.7). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except as set forth below, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except, upon request of Borrower, the Lender shall provide to Borrower the identity of such participant and the amount of its participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrowers agree to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrowers agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrowers that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrowers, or is disclosed with the prior approval of Borrowers. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9 Amendments to Loan Documents. Upon any such assignment or participation, the Borrowers shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days’ prior Notice thereof, Borrowers, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWERS, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWERS, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWERS EXIST AND THE BORROWERS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE LOAN PARTIES.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrowers or the Guarantors, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) any increase or reduction in the amount of the Commitment of a Lender (except as provided in §2.4 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or any fees payable under the Loan Documents; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of any Borrower, any Collateral Property, or any material portion of any other Collateral, or the release of any Guarantor or any reduction of Guarantor’s liability under the Guaranty except as otherwise provided in §5.4, §5.6 or §5.7; (i) an amendment of the definition of Required Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders, or of any requirement for consent by all of the Lenders; (j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrowers other than based on its Revolving Credit Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders, the Required Revolving Credit Lenders, or the Required Term Loan Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, (i) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by Borrowers of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Revolving Credit Lenders or all Revolving Credit Lenders directly and adversely affected thereby, as applicable (and for the avoidance of doubt, consent of any Term Loan Lender shall not be required); and (ii) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by Borrowers of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Term Loan Lenders or all Term Loan Lenders directly or adversely affected thereby, as applicable (and for the avoidance of doubt, consent of any Revolving Credit Lender shall not be required). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrowers under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrowers or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrowers in accordance with the Patriot Act.

§34.	[Reserved.]

§35.	JOINT AND SEVERAL LIABILITY.

Each of the Borrowers covenants and agrees that each and every covenant and obligation of any Borrower hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower.

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS.

§36.1 Attorney-in-Fact. For the purpose of implementing the joint borrower provisions of the Loan Documents, the Borrowers hereby irrevocably appoint Parent Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2 Accommodation. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of any Borrower without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower, and any such request or other action shall be fully binding on each Borrower as if made by it.

§36.3 Waiver of Automatic or Supplemental Stay. Each of the Borrowers represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Loan Parties at any time following the execution and delivery of this Agreement, none of the Loan Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Loan Parties or against any property owned by such other Loan Parties.

§36.4 Waiver of Defenses. To the extent permitted by applicable law, each of the Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon:

(a) Any right to require Agent or the Lenders to proceed against the other Borrowers or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Borrower hereunder or under any other Loan Document;

(b) The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c) Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d) Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e) Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrowers pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Borrower, Agent, any Lender, any endorser or creditor of Borrowers or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f) Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Borrower or the rights of a Borrower to proceed against the other Borrowers for reimbursement, or both;

(g) Any right or claim of right to cause a marshaling of the assets of Borrowers;

(h) Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i) Any duty on the part of Agent or any Lender to disclose to Borrowers any facts Agent or any Lender may now or hereafter know about Loan Parties or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower intends to assume or has reason to believe that such facts are unknown to Borrowers or has a reasonable opportunity to communicate such facts to Borrowers, it being understood and agreed that each Borrower is fully responsible for being and keeping informed of the financial condition of the other Loan Parties, of the condition of the Collateral Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by Borrowers hereunder and under the other Loan Documents;

(j) Any inaccuracy of any representation made by or on behalf of any Loan Party contained in any Loan Document;

(k) Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l) Subject to compliance with the provisions of this Agreement, any sale or assignment by a Borrower or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m) Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n) Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(o) An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Borrowers) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Loan Party or the Collateral owned by it;

(p) Any modifications of the Loan Documents or any obligation of the Loan Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(q) Any release of a Loan Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(r) Any action, occurrence, event or matter consented to by the Loan Parties under any provision hereof, or otherwise;

(s) The dissolution or termination of existence of any Loan Party;

(t) Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(u) Any defense of the Loan Parties, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(v) To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Loan Parties might otherwise be entitled, it being the intention that the obligations of Loan Parties hereunder and under the other Loan Documents are absolute, unconditional and irrevocable; or

(w) Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.

§36.5 Waiver. Each of the Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Borrowers may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Borrowers) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Borrowers further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrowers further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Loan Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Loan Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.

§36.6 Subordination. So long as the Loans are outstanding, each of the Borrowers hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Borrowers expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or Agent against the other of the Borrowers, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other of the Borrowers and any rights to participate in any Collateral or any other assets of the other Borrowers. In addition to and without in any way limiting the foregoing, each of the Borrowers hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrowers to all indebtedness of the Borrowers to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Borrowers shall claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Borrowers so long as the Loans are outstanding.

§36.7 Waiver of Rights Under Anti-Deficiency Rules. Without limiting any other provision of this §36, each Borrower understands and acknowledges that, if the Agent forecloses judicially or nonjudicially against any real property Collateral for the Obligations, such foreclosure could impair or destroy any right or ability that such Borrower may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Borrower under this Agreement. Each Borrower further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Borrower’s rights, if any, may entitle such Borrower to assert a defense to this Agreement based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that the Agent or the Lenders should be estopped from pursuing such Borrower because their election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Borrower. By execution of this Agreement, each Borrower intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Borrower will be liable under this Agreement even though the Agent has foreclosed judicially or nonjudicially against any real or personal property Collateral for the Obligations; (ii) agrees that such Borrower will not assert that defense in any action or proceeding which the Agent or the Lenders may bring to enforce this Agreement; and (iii) acknowledges and agrees that until the Obligations have been paid in full in cash, the rights and defenses waived by such Borrower in this Agreement include any right or defense that such Borrower may have or be entitled to assert based on or arising out of California Civil Code §2848, to the extent now or hereafter applicable.

§36.8 Further Waivers. Each Borrower intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Borrower under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property of such Borrower securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Borrower acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may recover from such Borrower an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Borrower, the other guarantors or other Persons, might temporarily exceed the amount of the Obligations.

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a) Without limiting any other provision of §36, each Subsidiary Borrower acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrowers pursuant to this Agreement; that the benefits received by such Subsidiary Borrower are reasonably equivalent consideration for such Subsidiary Borrower’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrowers pursuant to this Agreement from which the activities of such Subsidiary Borrower will be supported, the refinancing of certain existing indebtedness of such Subsidiary Borrower secured by such Subsidiary Borrower’s Collateral Property from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Collateral Property owned by such Subsidiary Borrower were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Borrower is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Borrower desires to enter into an allocation and contribution agreement with each other Subsidiary Borrower as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Borrowers as and to the extent set forth in §36.

(b) In the event any one or more Subsidiary Borrowers (any such Subsidiary Borrower, a “Funding Borrower”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Borrower’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Borrower (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of Subsidiary Borrowers’ other obligations under the Loan Documents, such Funding Borrower shall be entitled to contribution from each benefited Subsidiary Borrower for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Borrower’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c) If a Subsidiary Borrower (a “Defaulting Borrower”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Borrowers’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Borrower to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Borrower, including the right to receive a portion of such Defaulting Borrower’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Borrower failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Borrower, all other Subsidiary Borrowers shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Borrowers pursuant hereto shall be equitably allocated among such Funding Borrowers. In the event that at any time any Subsidiary Borrower pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this §37.

(e) It is the intent of each Subsidiary Borrower, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Borrower in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Borrower shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Borrower under the Avoidance Provisions, would not cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Borrower for payment on account of the Obligations, would not cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Borrower or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

§38.	RECOURSE PROVISIONS.

(a) Borrower Fully Liable. Borrowers shall be fully liable for the Loan, the Letters of Credit, and the Obligations of Borrower to each of the Lenders.

(b) Additional Matters. To the extent permitted under applicable law, nothing contained in these provisions or elsewhere shall limit the right of Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, or to pursue common law remedies for matters constituting fraud, or misappropriation of rents, or insurance or condemnation proceeds, against any party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWERS:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc.,
a Maryland Corporation, its general partner

By:	/s/ Farrell Ender
Name:	Farrell Ender
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[$325MM Credit Agreement – Signature Page]

BAYVIEW CLUB APARTMENTS INDIANA, LLC,
a Delaware limited liability company

By:	Independence Realty Operating Partnership, LP, a
Delaware limited partnership, its sole member

	By:	Independence Realty Trust, Inc., a Maryland
corporation, its general partner

		By:	/s/ Farrell Ender
		Name:	Farrell Ender
		Title:	President

TS VINTAGE, LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

[$325MM Credit Agreement – Signature Page]

TS CRAIG RANCH, LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

TS BIG CREEK, LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

[$325MM Credit Agreement – Signature Page]

TS GOOSE CREEK, LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

TS WESTMONT, LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

[$325MM Credit Agreement – Signature Page]

TS MILLER CREEK, LLC, a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

WAKE FOREST APARTMENTS LLC,
a Delaware limited liability company

By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

	By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

[$325MM Credit Agreement – Signature Page]

BSF-ARBORS RIVER OAKS, LLC, a Florida limited liability company

By:	TS Manager, LLC, a Florida limited liability company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

BSF LAKESHORE, LLC,
a Florida limited liability company

By:	TS Manager, LLC, a Florida limited liability company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership,
LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

[$325MM Credit Agreement – Signature Page]

BSF TRAILS, LLC,
a Florida limited liability company

By:	TS Manager, LLC, a Florida limited liability company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

FOX PARTNERS, LLC,
a Texas limited liability company

By:	TS Manager, LLC, a Florida limited liability company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

[$325MM Credit Agreement – Signature Page]

MERCE PARTNERS, LLC,
a Texas limited liability company

By:	TS Manager, LLC, a Florida limited liability
company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc.,
a Maryland corporation, its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

JLC/BUSF ASSOCIATES, LLC,
a Delaware limited liability company

By:	TS Manager, LLC, a Florida limited liability
company, its manager

	By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

		By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

			By:	Independence Realty Trust, Inc.,
a Maryland corporation,
its general partner

				By:	/s/ Farrell Ender
				Name:	Farrell Ender
				Title:	President

[$325MM Credit Agreement – Signature Page]

POINTE AT CANYON RIDGE, LLC, a Georgia limited liability company

By:	JLC/BUSF Associates, LLC, a Delaware limited liability company, its sole member

	By:	TS Manager, LLC, a Florida limited liability company, its manager

		By:	IR TS Op Co, LLC, a Delaware limited liability company, successor by conversion to Trade Street Operating Partnership, LP, its sole member

			By:	Independence Realty Operating Partnership, LP, a Delaware limited partnership, its sole member

				By:	Independence Realty Trust, Inc.,
a Maryland corporation, its general partner

					By:	/s/ Farrell Ender
					Name:	Farrell Ender
					Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[$325MM Credit Agreement – Signature Page]

AGENT AND LENDER:

KEYBANK NATIONAL ASSOCIATION, as Lender, Issuing Lender, Swing Loan Lender, and as Agent

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Relationship Manager

KeyBank National Association

225 Franklin Street

Boston, Massachusetts 02110

Attention:       Christopher T. Neil

Telephone:      617-385-6202

Facsimile:       617-385-6293

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[$325MM Credit Agreement – Signature Page]

LENDER:

THE HUNTINGTON NATIONAL BANK, a national banking association

By:	/s/ Florentina Djulvezan
Name:	Florentina Djulvezan
Title:	Assistant Vice President

The Huntington National Bank

200 Public Square, CM17

Cleveland, OH 44114

Attention: Scott Childs

Telephone: 216-515-6529

Facsimile: 888-987-9315

[$325MM Credit Agreement – Signature Page]